As filed with the Securities and Exchange Commission on December 17, 2004
                   An Exhibit List can be found on page II-6.
                           Registration No.333-116956


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                 ______________________________________________
                 (Name of small business issuer in its charter)


          Delaware                        7372                   95-4581903
________________________________________________________________________________
(State or other Jurisdiction        (Primary Standard         (I.R.S. Employer
    of Incorporation or         Industrial Classification    Identification No.)
       Organization)                   Code Number)


                         300 Esplanade Drive, Suite 1950
                            Oxnard, California 93036
                                 (800) 400-0206
   (Address and telephone number of principal executive offices and principal place of business)

                              William Lopshire, CEO
                     International Card Establishment, Inc.
                         300 Esplanade Drive, Suite 1950
                            Oxnard, California 93036
                                 (800) 400-0206
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Darrin M. Ocasio, Esq.
                       Sichenzia Ross Friedman Ference LLP
                    1065 Avenue of the Americas, 21st Floor.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________



                         CALCULATION OF REGISTRATION FEE

______________________________________________________________________________________________________

   Title of each class of          Amount to be      Proposed         Proposed           Amount of
 securities to be registered      registered (1)     maximum          maximum         registration fee
                                                     offering        aggregate
                                                     price per     offering price
                                                     share (2)
______________________________________________________________________________________________________

Common stock, $.0005 par value       3,275,568         $0.53        $1,736,051.04        $  204.33
______________________________________________________________________________________________________
Common Stock, $.0005 par             8,326,385         $0.53        $4,412,984.05        $  519.40
value issuable upon exercise
of Warrants
______________________________________________________________________________________________________
                        Total       11,601,953                                           $  723.73

______________________________________________________________________________________________________

(1) Includes shares of our common stock, par value $0.0005 per share, which may be offered pursuant to this registration statement, which shares are issuable upon the exercise of warrants held by the selling stockholders.

In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the sale prices as reported on the Over-the-Counter-Bulletin Board on December 16, 2004, which was $0.53 per share.

                     INTERNATIONAL CARD ESTABLISHMENT, INC.

                              11,601,953 SHARES OF
                                  COMMON STOCK

This prospectus relates to the registration of additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 with respect to our registration statement on Form SB-2 filed with the Securities and Exchange Commission on June 29, 2004, and as amended pursuant to Amendments No. 1 and No. 2 to said registration statement on Form SB-2/A filed with the Securities and Exchange Commission on August 19 and August 20, 2004, respectively, for an aggregate of 12,299,954 shares of our common stock, including up to 7,884,878 shares issuable upon the exercise of common stock purchase warrants. Subsequent to the effectiveness of said registration statements, the selling stockholders have been issued an aggregate of 1,685,436 shares of common stock, including shares issuable upon the exercise of the warrants. In addition, we have adjusted the exercise prices of the common stock purchase warrants to $0.51 for the Class A warrants and $0.75 for the Class B warrants.

We are registering an additional 11,601,953 shares of our common stock, including shares issuable upon exercise of the Class A and Class B common stock purchase warrants pursuant to Rule 462(c) under the Securities Act under this registration statement. These additional shares represent no more than 20% of the maximum aggregate offering price set forth for our common stock in the "Calculation of Registration Fee" table contained in the aforementioned registration statements.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-the-Counter-Bulletin Board under the symbol "ICRD". The last reported sales price per share of our common stock as reported by the Over-the-Counter-Bulletin Board on December 16, 2004, was $0.53.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY ONE VOICE TECHNOLOGIES, INC., WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                The date of this prospectus is December __, 2004.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

INTERNATIONAL CARD ESTABLISHMENT, INC.

Our business operations are now conducted primarily through two wholly-owned subsidiaries: International Card Establishment, Inc., a Nevada corporation and GlobalTech Leasing, Inc., a California corporation. iNetEvents, Inc., a Nevada corporation , will also be maintained as a separate subsidiary to service and maintain existing, historic iNet business. ICE is a growing provider of credit and debit card-based payment processing services for small merchants, that enable those merchants to accept credit cards, debit cards, and other forms of electronic payments from their customers; supplies the necessary card readers and other point-of-sale authorization systems, which are often financed by GTL; and, provides merchant e-commerce solutions. Through its Worldwide Gift & Loyalty division, ICE also offers merchants a "Smart Card" (a card that stores data digitally on an embedded chip and not on an analog magnetic stripe) based system that enables merchants to provide its proprietary gift cards and incentive-purchase cards that are custom merchant branded. GTL is a growing provider of lease financing services for POS equipment in amounts generally ranging from $400 to $5,000, with an average amount financed of approximately $1,600 and an average lease term of 48 months.

Our principal offices are located at 300 Esplande Drive, Suite 1950, Oxnard, California 93036, and our telephone number is (800) 400-0206. We are a Delaware corporation.


The Offering

Common stock offered by selling
stockholders......................Up to 11,601,953 additional shares pursuant Rule 462(b) of the Securities Act of 1933. This number represents 29.0% of the total number of shares to be outstanding following this offering assuming the exercise of all securities being registered.

Common stock to be outstanding
after the offering................Up to 39,980,103 shares


Use of proceeds...................We will not receive any proceeds from the sale of the common stock. However, we will receive the exercise price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of their warrants, if any, for general working capital purposes.


Over-The-Counter-Bulletin Board ..ICRD


The above information regarding common stock to be outstanding after the offering is based on 28,378,150 shares of common stock outstanding as of December 17, 2004 and assumes the subsequent issuance of common stock to the selling stockholders and exercise of warrants by our selling stockholders.

RECENT DEVELOPMENTS

International Card Establishment, Inc. and several accredited institutional investors entered into a Subscription Agreement whereby the investors agreed to purchase an aggregate of 4,415,076 shares of common stock at $0.63 per share for an aggregate purchase price of $2,781,500. In addition, the Investors received
(i) one Class A Warrant exercisable at $0.69 per share for each two shares purchased; and (ii) one Class B Warrant exercisable at $1.00 per share for each share purchased.

In connection with Subscription Agreement, ICRD and the investors also entered into a Registration Rights Agreement dated as of May 28, 2004. ICRD is obligated to file a registration statement covering the above-referenced common stock and shares underlying the warrants within 30 days of funding and have it declared effective within 90 days after the filing date.

In addition, ICRD paid J.P. Turner & Company, L.L.C., as placement agent, a cash fee of 5% of the purchase price and issued 15 placement agent warrants for each 100 shares issued. The placement agent warrants are exercisable at $0.63 per share and expire in five years.

ICRD also paid AKW Consultants a cash finder's fee of 5% of the purchase price and issued 1 finder's warrant for each 10 shares issued. The finder's warrants are exercisable at $0.63 per shares and expire in five years.

This prospectus relates to the registration of additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 with respect to our registration statement on Form SB-2 filed with the Securities and Exchange Commission on June 29, 2004, and as amended pursuant to Amendments No. 1 and No. 2 to said registration statement on Form SB-2/A filed with the Securities and Exchange Commission on August 19 and August 20, 2004, respectively, for an aggregate of 12,299,954 shares of our common stock, including up to 7,884,878 shares issuable upon the exercise of common stock purchase warrants. Subsequent to the effectiveness of said registration statements, the selling stockholders have been issued an aggregate of 1,685,436 shares of common stock, including shares issuable upon the exercise of the warrants. In addition, we have adjusted the exercise prices of the common stock purchase warrants to $0.51 for the Class A warrants and $0.75 for the Class B warrants.

We are registering an additional 11,601,953 shares of our common stock, including shares issuable upon exercise of the Class A and Class B common stock purchase warrants pursuant to Rule 462(c) under the Securities Act under this registration statement. These additional shares with respect to the shares of our common stock represent no more than 20% of the maximum aggregate offering price set forth for our common stock in the "Calculation of Registration Fee" table contained in the aforementioned registration statements.

                                  RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

IF WE CANNOT OPERATE AS A GOING CONCERN, OUR STOCK PRICE WILL DECLINE AND YOU MAY LOSE YOUR ENTIRE INVESTMENT.

Our auditors included an explanatory paragraph in their report on our financial statements for the year ended December 31, 2003 which stated that, due to recurring losses from operations since inception of the Company, there is substantial doubt about our ability to continue as a going concern. Our financial statements for the three months ended September 30, 2004 do not include any adjustments that might result from our inability to continue as a going concern. These adjustments could include additional liabilities and the impairment of certain assets. If we had adjusted our financial statements for these uncertainties, our operating results and financial condition would have been materially and adversely affected.

WE HAVE A HISTORY OF OPERATING LOSSES AND WILL NEED TO GENERATE SIGNIFICANT REVENUES TO ACHIEVE OR MAINTAIN OUR PROFITABILITY.

Since inception, we have been engaged in start-up activities relating to the establishment of our payment processing business and developing a portfolio of merchant accounts to grow our business, both of which require substantial capital and other expenditures. As a result, we have not sustained profitability, and may continue to incur losses in the future. W e had a net loss before income taxes of $(603,682) for the three months ended September 30, 2004 compared to $(92,361) for the same quarter of 2003. In addition, we had a net loss before income taxes of $(546,896) for the year ended December 31, 2003 and a net loss before income taxes of $(17,406) for the year ended December 31, 2002. We expect our cash needs to increase significantly for the next several years as we:

o acquire additional payment processing businesses and portfolios of merchant accounts;
o    increase awareness of our services;
o    expand our customer support and service operations;
o    hire additional marketing, customer support and administrative personnel;
     and
o implement new and upgraded operational and financial systems, procedures and controls.

As a result of these continuing expenses, we need to generate significant revenues to achieve and maintain profitability. If we do not continue to increase our revenues, our business, results of operations and financial condition could be materially and adversely affected.

WE RELY ON BANK SPONSORS, WHICH HAVE SUBSTANTIAL DISCRETION WITH RESPECT TO CERTAIN ELEMENTS OF OUR BUSINESS PRACTICES, IN ORDER TO PROCESS BANKCARD TRANSACTIONS; IF THESE SPONSORSHIPS ARE TERMINATED AND WE ARE NOT ABLE TO SECURE OR SUCCESSFULLY MIGRATE MERCHANT PORTFOLIOS TO NEW BANK SPONSORS, WE WILL NOT BE ABLE TO CONDUCT OUR BUSINESS.

Because we are not a bank, we are unable to belong to and directly access the Visa and MasterCard bankcard associations. Visa and MasterCard operating regulations require us to be sponsored by a bank in order to process bankcard transactions. We are currently registered with Visa and MasterCard through the sponsorship of Wells Fargo Bank which is a member of the card associations. If this sponsorship is terminated and we are unable to secure a bank sponsor, we will not be able to process bankcard transactions. Furthermore, our agreements with our sponsoring bank gives the sponsoring bank substantial discretion in approving certain elements of our business practices, including our solicitation, application and qualification procedures for merchants, the terms of our agreements with merchants, the processing fees that we charge, our customer service levels and our use of independent sales organizations. We cannot guarantee that our sponsoring banks' actions under these agreements will not be detrimental to us.

IF WE OR OUR BANK SPONSOR FAILS TO ADHERE TO THE STANDARDS OF THE VISA AND MASTERCARD CREDIT CARD ASSOCIATIONS, OUR REGISTRATIONS WITH THESE ASSOCIATIONS COULD BE TERMINATED AND WE COULD BE REQUIRED TO STOP PROVIDING PAYMENT PROCESSING SERVICES FOR VISA AND MASTERCARD.

Substantially all of the transactions we process involve Visa or MasterCard. If we or our bank sponsor fails to comply with the applicable requirements of the Visa and MasterCard credit card associations, Visa or MasterCard could suspend or terminate our registration. The termination of our registration or any changes in the Visa or MasterCard rules that would impair our registration could require us to stop providing payment processing services.

WE RELY ON OTHER CARD PAYMENT PROCESSORS AND SERVICE PROVIDERS; IF THEY FAIL OR NO LONGER AGREE TO PROVIDE THEIR SERVICES, OUR MERCHANT RELATIONSHIPS COULD BE ADVERSELY AFFECTED AND WE COULD LOSE BUSINESS.

We rely on agreements with other large payment processing organizations, primarily Cardservice International, Inc., a subsidiary of First Data Merchant Services Corporation, to enable us to provide card authorization, data capture, settlement and merchant accounting services and access to various reporting tools for the merchants we serve. Many of these organizations and service providers are our competitors and we do not have long-term contracts with any of them. Typically, our contracts with these third parties are for one-year terms and are subject to cancellation upon limited notice by either party.

The termination by our service providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with the merchants whose accounts we serve and may cause those merchants to terminate their processing agreements with us.

TO ACQUIRE AND RETAIN MERCHANT ACCOUNTS, WE DEPEND ON AGENTS AND ISOS THAT DO NOT SERVE US EXCLUSIVELY.

We rely primarily on the efforts of agents and ISOs to market our services to merchants seeking to establish an account with a payment processor. ISOs are companies that seek to introduce both newly-established and existing small merchants, including retailers, restaurants and service providers, such as physicians, to providers of transaction payment processing services. Many of the ISOs that refer merchants to us are not exclusive to us and many of them have the right to refer merchants to other service providers. Our failure to maintain our relationships with our existing agents and ISOs and those serving other service providers that we may acquire, and to recruit and establish new relationships with other agents and ISOs, could adversely affect our revenues and internal growth and increase our merchant attrition.

ON OCCASION, WE EXPERIENCE INCREASES IN INTERCHANGE AND SPONSORSHIP FEES; IF WE CANNOT PASS THESE INCREASES ALONG TO OUR MERCHANTS, OUR PROFIT MARGINS WILL BE REDUCED.

We pay interchange fees or assessments to card associations for each transaction we process using their credit and debit cards. From time to time, the card associations increase the interchange fees that they charge processors and the sponsoring banks. For example, Visa last increased its interchange fees for retail transactions by an average of 2.8% in October 2002. In its sole discretion, our sponsoring bank has the right to pass any increases in interchange fees on to us. In addition, our sponsoring bank may seek to increase its Visa and MasterCard sponsorship fees to us, all of which are based upon the dollar amount of the payment transactions we process. If we are not able to pass these fee increases along to merchants through corresponding increases in our processing fees, our profit margins will be reduced.

THE LOSS OF KEY PERSONNEL OR DAMAGE TO THEIR REPUTATIONS COULD ADVERSELY AFFECT OUR RELATIONSHIPS WITH AGENTS, ISOS, CARD ASSOCIATIONS, BANK SPONSORS AND OUR OTHER SERVICE PROVIDERS, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

Our success depends upon the continued services of our senior management and other key employees, in particular Jonathan Severn, our Chairman and President, many of whom have substantial experience in the payment processing industry and the small merchant markets in which we offer our services. In addition, our success depends in large part upon the reputation and influence within the industry of Mr. Severn, who has, along with our other senior managers, over their years in the industry, developed long standing and highly favorable relationships with agents, ISOs, card associations, bank sponsors and other payment processing and service providers. We would expect that the loss of the services of one or more of our key employees, particularly Mr. Severn, would have an adverse effect on our operations. We would also expect that any damage to the reputation of our senior managers, including Mr. Severn, would adversely affect our business. We do not maintain any "key person" life insurance on any of our employees, including Mr. Severn.

THE PAYMENT PROCESSING INDUSTRY IS HIGHLY COMPETITIVE AND SUCH COMPETITION IS LIKELY TO INCREASE, WHICH MAY FURTHER ADVERSELY INFLUENCE OUR PRICES TO MERCHANTS, AND AS A RESULT, OUR PROFIT MARGINS.

The market for card processing services is highly competitive. The level of competition has increased in recent years, and other providers of processing services have established a sizable market share in the small merchant processing sector. Some of our competitors are financial institutions, subsidiaries of financial institutions or well-established payment processing companies that have substantially greater capital and technological, management and marketing resources than we have. There are also a large number of small providers of processing services that provide various ranges of services to small and medium sized merchants. This competition may influence the prices we can charge and requires us to control costs aggressively in order to maintain acceptable profit margins. In addition, our competitors continue to consolidate as large banks merge and combine their networks. This consolidation may also require that we increase the consideration we pay for future acquisitions and could adversely affect the number of attractive acquisition opportunities presented to us.

INCREASED ATTRITION IN MERCHANT CHARGE VOLUME DUE TO AN INCREASE IN CLOSED MERCHANT ACCOUNTS THAT WE CANNOT ANTICIPATE OR OFFSET WITH NEW ACCOUNTS MAY REDUCE OUR REVENUES.

We experience attrition in merchant charge volume in the ordinary course of business resulting from several factors, including business closures, transfers of merchants' accounts to our competitors and account "closures" that are initiated due to heightened credit risks relating to, and contract breaches by, a merchant. In addition, substantially all of our processing contracts with merchants may be terminated by either party on relatively short notice, allowing merchants to move their processing accounts to other providers with minimal financial liability and cost. Increased attrition in merchant charge volume may have a material adverse effect on our financial condition and results of operations. We cannot predict the level of attrition in the future, particularly in connection with our acquisitions of portfolios of merchant accounts. If we are unable to increase our transaction volume and establish accounts with new merchants in order to counter the effect of this attrition, or, if we experience a higher level of attrition in merchant charge volume than we anticipate, our revenues will decrease.

WE FACE UNCERTAINTY ABOUT ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS, WHICH MAY PREVENT US FROM GROWING OUR BUSINESS.

To achieve our business objectives we will require significant additional financing for working capital and capital expenditures that we may raise through public or private sales of our debt and equity securities, joint ventures and strategic partnerships. No assurance can be given that such additional funds will be available to us on acceptable terms, if at all. When we raise additional funds by issuing equity securities, dilution to our existing stockholders will result. If adequate additional funds are not available to us, we may be required to significantly curtail the development of one or more of our projects and our projections and results of operations would be materially and adversely affected.

WE CURRENTLY RELY SOLELY ON COMMON LAW TO PROTECT OUR INTELLECTUAL PROPERTY; SHOULD WE SEEK ADDITIONAL PROTECTION IN THE FUTURE, WE MAY FAIL TO SUCCESSFULLY REGISTER OUR TRADEMARKS, CAUSING US TO POTENTIALLY LOSE OUR RIGHTS TO USE THESE MARKS.

Currently, we do not have any patents, copyrights or registered marks. We rely on common law rights to protect our marks and logos. We do not rely heavily on the recognition of our marks to obtain and maintain business. We intend to apply for trademark registration for certain of our marks. However, we cannot assure you that any such applications will be approved. Even if they are approved, these trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own these trademarks, our use of these trademarks will be restricted or completely prohibited unless we enter into agreements with these parties which may not be available on commercially reasonable terms, or at all.

NEW AND POTENTIAL GOVERNMENTAL REGULATIONS DESIGNED TO PROTECT OR LIMIT ACCESS TO CONSUMER INFORMATION COULD ADVERSELY AFFECT OUR ABILITY TO PROVIDE THE SERVICES WE PROVIDE OUR MERCHANTS.

Due to the increasing public concern over consumer privacy rights, governmental bodies in the United States and abroad have adopted, and are considering adopting additional laws and regulations restricting the purchase, sale and sharing of personal information about customers. For example, the Gramm-Leach-Bliley Act requires non-affiliated third party service providers to financial institutions to take certain steps to ensure the privacy and security of consumer financial information. We believe our present activities fall under exceptions to the consumer notice and opt-out requirements contained in this law for third party service providers to financial institutions. The law, however, is new and there have been very few rulings on its interpretation. We believe that current legislation permits us to access and use this information as we do now. The laws governing privacy generally remain unsettled, however, even in areas where there has been some legislative action, such as the Gramm-Leach-Bliley Act and other consumer statutes, it is difficult to determine whether and how existing and proposed privacy laws will apply to our business. Limitations on our ability to access and use customer information could adversely affect our ability to provide the services we offer to our merchants or could impair the value of these services.

Several states have proposed legislation that would limit the uses of personal information gathered using the Internet. Some proposals would require proprietary online service providers and website owners to establish privacy policies. Congress has also considered privacy legislation that could further regulate use of consumer information obtained over the Internet or in other ways. The Federal Trade Commission has also recently settled a proceeding with one on-line service regarding the manner in which personal information is collected from users and provided to third parties. Our compliance with these privacy laws and related regulations could materially affect our operations.

Changes to existing laws or the passage of new laws could, among other things:

o create uncertainty in the marketplace that could reduce demand for our services;
o    limit our ability to collect and to use merchant and cardholder data;
o increase the cost of doing business as a result of litigation costs or increased operating costs; or
o in some other manner have a material adverse effect on our business, results of operations and financial condition.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors.

GLOBALTECH LEASING IS ENGAGED IN MICROTICKET LEASING OF POINT-OF-SALE RELATED APPLIANCES. BY NATURE, THIS ACTIVITY CARRIES A HIGH RATE OF LEASE DEFAULT THAT, IF EXCESSIVE, CAN RESULT IN A SUBSTANTIAL WRITE-OFF OF OUR LEASE PORTFOLIO AND FURTHER IMPAIR PROFITABILITY.

GlobalTech Leasing, Inc., our equipment leasing subsidiary, is focused on providing microticket leasing (generally less than $5,000) through nation-wide vendors of equipment in defined niche markets that are not served by traditional lessors. GlobalTech Leasing's primary market is that of point-of-sale equipment, the leases for which currently account for nearly its entire portfolio. GlobalTech leasing originates its leases directly with the equipment end-user, which for point-of-sale equipment is most often a merchant. GlobalTech Leasing's microticket leasing business is characterized by high incidences of delinquencies, which in turn can lead to significant levels of loan losses. Revenues and results of operations could be substantially impaired if existing lease loss reserves prove inadequate or leases originated in the future experience a default rate greater than that for which reserves are established at the time of inception.

THE LOSS OF ONE OR MORE OF OUR KEY GLOBALTECH LEASING CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUES AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

GlobalTech Leasing has derived, a significant portion of its revenues from a limited number of large customers. For the fiscal years ended December 31, 2002 and 2003, respectively GlobalTech Leasing's largest customer accounted for 40% and 36% of its net revenue.

GLOBALTECH LEASING'S INABILITY TO ACQUIRE SUFFICIENT CREDIT LINES COULD ADVERSELY AFFECT FUTURE REVENUE GROWTH.

GlobalTech Leasing currently sells a majority of its leases on a daily basis to an outside financial institution. Our projections and future growth rely to a significant extent on obtaining lines of credit that will allow us to hold leases originated by us to and beyond the original term, resulting in a greater yield to us. In the event we are unable to secure sufficient credit lines or if we were unable to sell our leases to an outside financial institution our results of operations and financial condition could be materially and adversely affected.

                          RISKS RELATING TO THE MARKET

THE POSSIBLE RULE 144 SALES BY EXISTING SHAREHOLDERS MAY HAVE AN ADVERSE EFFECT ON THE MARKET VALUE OF THE COMPANY AND THE PRICE OF THE STOCK.

21,341,150 of our presently outstanding 28,378,150 shares of Common Stock are "restricted securities" for purposes of the federal securities laws, and in the future they may be sold in compliance with Rule 144 adopted under the Act. Rule 144 provides in part that a person who is not an affiliate and who holds restricted securities for a period of two years may sell all or part of such securities. In addition, since we will be filing certain informational reports with the Securities and Exchange Commission, and if certain other conditions are satisfied, Rule 144 will allow a person (including an affiliate) holding restricted securities for a period of one year to sell each three months, provided he or she is not part of a control group acting in concert to sell, an amount equal to the greater of the average weekly reported trading volume of the stock during the four calendar weeks preceding the sale, or one percent of the our outstanding common stock. We cannot predict the effect, if any, that any such sales of common stock, or the availability of such common stock for sale, may have on the market value of the common stock prevailing from time to time. Sales of substantial amounts of common stock by shareholders, particularly if they are affiliates, could have a material adverse effect upon the market value of the common stock.

THERE MAY BE A VOLATILITY OF OUR STOCK PRICE.

Since our common stock is publicly traded, the market price of the common stock may fluctuate over a wide range and may continue to do so in the future. The market price of the common stock could be subject to significant fluctuations in response to various factors and events, including, among other things, the depth and liquidity of the trading market of the common stock, quarterly variations in actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry (including demand for Internet access), announcements by competitors, regulatory actions and general economic conditions. In addition, the stock market from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high technology companies, and which may be unrelated to the operating performance of particular companies. As a result of the foregoing, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the common stock.

THE SUBSTANTIAL NUMBER OF SHARES THAT ARE OR WILL BE ELIGIBLE FOR SALE COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE EVEN IF THE COMPANY IS SUCCESSFUL.

As of December 17, 2004, we have outstanding warrants to purchase approximately 21,593,987 shares of common stock. Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information.

International Card's common stock is currently traded on the OTC Bulletin Board System under the symbol "ICRD." The following table sets forth, for the periods indicated, the high and low closing bid prices for the common stock of International Card as reported on said system (or as may have been previously reported on the Over the Counter Bulletin Board System). The bid prices reflect inter-dealer quotations, do not include retail mark-ups, mark-downs or commissions, and do not necessarily reflect actual transactions. The high and low closing bid prices prior to October 3, 2003 have been adjusted to reflect International Card's one (1) share for each two (2) shares outstanding reverse stock split on such date.



                                                    High           Low
                                                    ----           ----

2004
        First Quarter                               1.39           0.80
        Second Quarter                              1.32           1.05
        Third Quarter                               1.09           0.62

2003
        First Quarter                               0.64           0.24
        Second Quarter                              0.80           0.44
        Third Quarter                               0.94           0.58
        Fourth Quarter                              0.98           0.76


2002
        First Quarter                               2.30           1.32
        Second Quarter                              1.34           0.14
        Third Quarter                               0.26           0.22



The Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to International Card, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

(i) that a broker or dealer approve a person's account for transactions in penny stocks; and
(ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must:
     (i) obtain financial information and investment experience and objectives of the person; and
     (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:
          (i) sets forth the basis on which the broker or dealer made the suitability determination; and
          (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

(b) Holders.

As of December 17, 2004, there are ninety-six (96) shareholders of record of International Card's Common Stock, including Cede & Co.

A majority of the issued and outstanding shares of International Card's Common Stock held by non-affiliates are eligible for sale under Rule 144 promulgated under the Securities Act of 1933, as amended, subject to certain limitations included in said Rule. As of the date hereof, 21,341,150 shares are deemed to be restricted shares. In general, under Rule 144, a person (or persons whose shares are aggregated), has satisfied a one year holding period, under certain circumstances, may sell within any three-month period a number of shares which does not exceed the greater of one percent of the then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of International Card.

In summary, Rule 144 applies to affiliates (that is, control persons) and nonaffiliates when they resell restricted securities (those purchased from the issuer or an affiliate of the issuer in nonpublic transactions). Nonaffiliates reselling restricted securities, as well as affiliates selling restricted or nonrestricted securities, are not considered to be engaged in a distribution and, therefore, are not deemed to be underwriters as defined in Section 2(11), if six conditions are met:

(1) Current public information must be available about the issuer unless sales are limited to those made by nonaffiliates after two years.

(2) When restricted securities are sold, generally there must be a one-year holding period.

(3) When either restricted or nonrestricted securities are sold by an affiliate after one year, there are limitations on the amount of securities that may be sold; when restricted securities are sold by non-affiliates between the first and second years, there are identical limitations; after two years, there are no volume limitations for resales by non-affiliates.

(4) Except for sales of restricted securities made by nonaffiliates after two years, all sales must be made in brokers' transactions as defined in Section 4(4) of the Securities Act of 1933, as amended, or a transaction directly with a "market maker" as that term is defined in Section 3(a)(38) of the 1934 Act.

(5) Except for sales of restricted securities made by nonaffiliates after two years, a notice of proposed sale must be filed for all sales in excess of 500 shares or with an aggregate sales price in excess of $10,000.

(6) There must be a bona fide intention to sell within a reasonable time after the filing of the notice referred to in (5) above.

COMMON STOCK.

We are authorized to issue 100,000,000 shares of Common Stock $.0005 par value and 10,000,000 shares of serial preferred stock at $.0005 par value. As of December 17, 2004, there were 28,378,150 common shares issued and outstanding. All shares of Common Stock outstanding are validly issued, fully paid and non-assessable.

VOTING RIGHTS.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

QUASI-CALIFORNIA CORPORATION.

Section 2115 of the California General Corporation law provides that a corporation incorporated under the laws of a jurisdiction other than California, but which has more than one-half of its "outstanding voting securities" and which has a majority of its property, payroll and sales in California, based on the factors used in determining its income allocable to California on its franchise tax returns, may be required to provide cumulative voting until such time as International Card has its shares listed on certain national securities exchanges, or designated as a national market security on NASDAQ (subject to certain limitations). Accordingly, holders of the our common stock may be entitled to one vote for each share of common stock held and may have cumulative voting rights in the election of directors. This means that holders are entitled to one vote for each share of common stock held, multiplied by the number of directors to be elected, and the holder may cast all such votes for a single director, or may distribute them among any number of all of the directors to be elected.

Our existing directors who are also shareholders, acting in harmony, may be able to elect a majority of the members of our board of directors even if Section 2115 is applicable.

DIVIDEND POLICY.

All shares of Common Stock are entitled to participate proportionally in dividends if our board of directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of Common Stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

MISCELLANEOUS RIGHTS AND PROVISIONS.

Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS.

ICE has adopted its 2003 Stock Option Plan, an equity incentive program for its employees, directors and advisors that was approved by its stockholders pursuant to which options, rights or warrants may be granted. As of December 31, 2003 there were no securities issued or outstanding under the 2003 Stock Option Plan.



                                                                                NUMBER OF SECURITIES REMAINING
                          NUMBER OF SECURITIES TO       WEIGHTED-AVERAGE        AVAILABLE FOR FUTURE ISSUANCE
                          BE ISSUED UPON EXERCISE      EXERCISE PRICE OF       UNDER EQUITY COMPENSATION PLANS
                          OF OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES REFLECTED
PLAN CATEGORY               WARRANTS AND RIGHTS       WARRANTS AND RIGHTS               IN COLUMN (A))
                                    {A}                       {B}                            {C}

Equity compensation                  -0-                        -0-                            5,000,000
plans approved by
security holders

Equity compensation                  -0-                        -0-                            -0-
plans not approved by
security holders

Total                                -0-                        -0-                            5,000,000


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report. References in this section to "International Card Establishment, Inc.," the "Company," "we," "us," and "our" refer to International Card Establishment, Inc. and our direct and indirect subsidiaries on a consolidated basis unless the context indicates otherwise.

This registration statement contains forward looking statements relating to our Company's future economic performance, plans and objectives of management for future operations, projections of revenue mix and other financial items that are based on the beliefs of, as well as assumptions made by and information currently known to, our management. The words "expects, intends, believes, anticipates, may, could, should" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this section are intended to emphasize that actual results may differ materially from those contained in any forward looking statement.

EXECUTIVE SUMMARY

Our strategy is to grow profitably by increasing our penetration of the expanding small merchant marketplace for payment processing and "micro ticket" leasing services. We find these merchants through our independent sales organization ("ISO") and agent channels of distribution and intend to make additional acquisitions on an opportunistic basis in this fragmented segment of the industry.

OVERVIEW

We are a rapidly growing provider of credit and debit card-based payment processing services and micro ticket leasing services to small merchants. As of September 30, 2004, we provided our services to over 500 ISOs and thousands of merchants located across the United States. Our payment processing services enable our merchants to process traditional card-present, or swipe transactions, as well as card-not-present transactions. A traditional card-present transaction occurs whenever a cardholder physically presents a credit or debit card to a merchant at the point-of-sale. Card-not-present transactions occur whenever the customer does not physically present a payment card at the point-of-sale and may occur over the internet or by mail, fax or telephone. Our micro ticket leasing services allow small merchants to finance the cost of point of sale equipment capable of reading a cardholder's account information from the card's magnetic stripe or computer chip and sending that information electronically for authorization and processing. Our smart card-based stored value programs provide small merchants with turnkey products and services enabling the merchant to offer "merchant-branded" gift and prepaid services cards in an automated system. These programs provide small merchants additional value through integrated loyalty programs which drive repeat business and through other optional integrated products offering merchants automated data capture and storage of personal information on the merchant's customer base.

DEVELOPMENT OF OUR BUSINESS

International Card Establishment, Inc.(the "Company") (formerly Summit World Ventures, Inc.) was incorporated on December 18, 1986 under the laws of the State of Delaware to engage in any lawful corporate activity, including, but not limited to, selected mergers and acquisitions. Prior to July 28, 2000, we were in the developmental stage and could be defined as a "shell" company, whose sole purpose was to locate and consummate a merger or acquisition with a private entity, and we did not have any operations. On July 28, 2000, we acquired iNetEvents, Inc., a Nevada corporation and commenced operations. iNetEvents, Inc., a Nevada corporation, was incorporated on February 3, 1999 and provided Internet support and supply software for real time event/convention information management.

On January 26, 2003, we entered into a Plan and Agreement of Reorganization with International Card Establishment, Inc., a Nevada corporation and its shareholders. International Card Establishment, Inc., a Nevada corporation, was incorporated in August, 2002. As part of the acquisition - a reorganization in the form of a reverse merger, International Card Establishment, Inc. became our wholly-owned subsidiary, and there was a change of our control. Following the International Card Establishment, Inc. acquisition we changed our corporate name from iNetEvents, Inc. to International Card Establishment, Inc. and reverse split our outstanding shares of Common Stock on a one for two share basis.

On December 15, 2003 we entered into a Plan and Agreement of Reorganization with GlobalTech Leasing, Inc., a California corporation and its shareholders. On December 29, 2003 GlobalTech Leasing, Inc. became our wholly-owned subsidiary.

On September 9, 2004, the Company completed an Agreement and Plan of Merger with NEOS Merchant Solutions, Inc. ("NEOS"), a California corporation. As of September 9, 2004, NEOS became our wholly-owned subsidiary.

Our business operations are now conducted primarily through three wholly-owned subsidiaries: International Card Establishment, Inc., a Nevada corporation ("ICE") and GlobalTech Leasing, Inc., a California corporation ("GTL") and Neos Merchant Solutions, Inc., a Nevada corporation ("NEOS"). iNetEvents, Inc., a

Nevada corporation ("iNet"), will also be maintained as a separate subsidiary to service and maintain existing, historic iNet business. ICE is a growing provider of credit and debit card-based payment processing services for small merchants, that enable those merchants to accept credit cards, debit cards, and other forms of electronic payments from their customers; supplies the necessary card readers and other point-of-sale authorization systems ("POS equipment"), which are often financed by GTL; and, provides merchant e-commerce solutions. Through its NEOS subsidiary, we provide turnkey "Smart Card"-based solutions for merchants wishing to offer automated gift and prepaid services. These programs provide small merchants additional value through integrated loyalty programs which drive repeat business and through other optional integrated products offering merchants automated data capture and storage of personal information on the merchant's customer base. The merchant is provided customized merchant branded proprietary gift cards. GTL is a growing provider of lease financing services for POS equipment in amounts generally ranging from $400 to $5,000, with an average amount financed of approximately $1,600 and an average lease term of 48 months.

CRITICAL ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, impacting our reported results of operations and financial position. Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements included in Item 7. The critical accounting policies described here are those that are most important to the depiction of our financial condition and results of operations and their application requires management's most subjective judgment in making estimates about the effect of matters that are inherently uncertain.

ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards "SFAS" No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The Company recorded intangible assets in the amount of $2,050,000 and goodwill in the amount of $2,685,213 in the acquisition of GlobalTech Leasing, Inc. The company recorded goodwill in the amount of $6,052,485 in the acquisition of Neos Merchant Solutions, Inc. Goodwill is the excess of the acquisition costs of the acquired entity over the fair value of the identifiable net assets acquired. The Company is required to test goodwill and intangible assets that are determined to have an indefinite life for impairment at least annually. The provisions of SFAS No. 142 require the completion of an annual impairment test with any impairments recognized in current earnings. The acquisition of GlobalTech Leasing, Inc. closed on December 29, 2003, and it was determined that no impairment to the assigned values had occurred. The acquisition of Neos Merchant Solutions, Inc. closed on September 9, 2004, and it was determined that no impairment to the assigned values had occurred.

We recognize revenue when it is earned and record accounts receivable at that time. We do not account for revenue based on contractual arrangements in advance of their being earned.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would result in an additional general and administrative expense in the period such determination was made.

We do not have any of the following:

* Off-balance sheet arrangements.

* Certain trading activities that include non-exchange traded contracts accounted for at fair value.

* Relationships and transactions with persons or entities that derive benefits from any non-independent relationships other than related party transactions discussed herein.

NINE MONTHS ENDED SEPTEMBER 30, 2004 ("2004") COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003 ("2003")

For the nine-month period ended September 30, 2004, the company generated net revenues of $10, 681,308 as compared to net revenues of $761,272 for the same nine-month period ended September 30, 2003. The company's cost of revenues aggregated $9,089,939 as compared to $249,656 for the nine-month period ended

September 30, 2003 and yielded a gross profit of $1,591,369 as compared to $511,616 for the nine-month period ended September 30, 2003. The company's operating, general and administrative costs aggregated approximately $3,780,623 for the nine-months ended September 30, 2004 as compared to $820,384 for the same period in 2003, resulting in a net operating loss of $(2,189,254) for the nine-month period ended September 30, 2004 as compared to a net operating loss of $(308,768) for the nine-month period ended September 30, 2003.

The company's cash position increased to $1,531,918 at September 30, 2004 from a balance of $1,246 as of September 30, 2003. The company received $5,188,586 in proceeds from the sale of its common stock during the nine-month period ended September 30, 2004 compared to $0 during the nine-month period ended September 30, 2003. Management believes that it will be able to fund the company through its present cash position and the continuation of revenue producing activities by its subsidiaries ICE and GTL and the acquisition of NEOS. We will need to seek further capital through the sale of our capital stock and/or the issuance of debt in order to continue to grow the company.

Management believes that it is moving toward profitability. We plan to attain profitability and meet cash flow needs going forward as follows:

1. Management believes that the increase in revenue we have experienced will continue as a result of the operations of its subsidiaries, ICE, GTL, and NEOS.

2. We are actively seeking additional financing to implement measures that Management believes will increase our operating margins and for additional acquisitions that will increase our overall revenue base. There is no assurance that we will be able to obtain additional capital as required, or obtain the capital on acceptable terms and conditions.

3. We are evaluating opportunities to increase the efficiency of our operations which Management believes will reduce both costs of sales and overall operating expenses without negatively impacting our ability to manage the business. Additional opportunities under evaluation have the potential to increase our gross revenue base through the integration of existing acquisitions and future acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

We are currently seeking to expand our merchant services offerings in bankcard, gift and loyalty and POS equipment leasing. In addition, we are investigating additional business opportunities and potential acquisitions; accordingly we will require additional capital to complete the expansion and to undertake any additional business opportunities.

We have financed our development during the current nine-month period primarily through the sale of common stock and short-term debt. As of September 30, 2004, we had total current liabilities of $2,303,170 compared to $1,034,692 as of December 31, 2003.

We will continue to need additional cash during the following twelve months and these needs will coincide with the cash demands resulting from our general operations and planned expansion. There is no assurance that we will be able to obtain additional capital as required, or obtain the capital on acceptable terms and conditions.

DECEMBER 31, 2003 COMPARED WITH DECEMEBR 31, 2002

For the year ended December 31, 2003, the company generated net revenues of $1,192,582 as compared to net revenues of $297,997 for the year ended December 31, 2002. The company's cost of revenues aggregated $409,830 as compared to $70,903 for the year ended December 31, 2002 and yielded a gross profit of $782,752 as compared to $227,094 for the year ended December 31, 2002. The company's operating, general and administrative costs aggregated approximately $1,323,996 for the year ended December 31, 2003 as compared to $244,475 for the year ended December 31, 2002 resulting in a net operating loss of $(541,244) for the year ended December 31, 2003 as compared to a net operating loss of $(17,381) for the year ended December 31, 2002.

The company increased its cash position to $12,408 at December 31, 2003 from a balance of $-0- as of December 31, 2002. The company continued to be funded in part from an increase in accounts payable and accrued expenses, which increased in the aggregate to $753,446 as of December 31, 2003, from $89,039 as of December 31, 2002. The company expended cash to increase accounts receivable from $103,663 as of December 31, 2002 to $160,914 as of December 31, 2003. The company received $263,100 in proceeds from the sale of its common stock in 2003.

Management believes that it will be able to fund the company through its present cash position and the continuation of revenue producing activities by its subsidiaries ICE and GTL. We will need to seek further capital through the sale of our capital stock and/or the issuance of debt in order to continue to grow the company.

Management believes that it is moving toward profitability. We plan to attain profitability and meet cash flow needs going forward as follows:

1. Management believes that the increase in revenue we have experienced will continue as a result of the operations of its subsidiaries, ICE and GTL.

2. We are actively seeking additional financing to implement measures that Management believes will increase our operating margins and for additional acquisitions that will increase our overall revenue base. There is no assurance that we will be able to obtain additional capital as required, or obtain the capital on acceptable terms and conditions.

3. We are seeking to control overall operating expenses while increasing our gross revenue base through the integration of existing acquisitions and future acquisitions.

We will continue to need additional cash during the following twelve months and these needs will coincide with the cash demands resulting from our general operations and planned expansion. There is no assurance that we will be able to obtain additional capital as required, or obtain the capital on acceptable terms and conditions.

                                    BUSINESS

HISTORY

International Card Establishment, Inc. (formerly Summit World Ventures, Inc.) was incorporated on December 18, 1986 under the laws of the State of Delaware to engage in any lawful corporate activity, including, but not limited to, selected mergers and acquisitions. Prior to July 28, 2000, we were in the developmental stage, whose sole purpose was to locate and consummate a merger or acquisition with a private entity, and we did not have any operations. On July 28, 2000, we acquired iNetEvents, Inc., a Nevada corporation and commenced operations. iNetEvents, Inc., a Nevada corporation, was incorporated on February 3, 1999 and provided Internet support and supply software for real time event/convention information management.

On January 16, 2003, we entered into a Plan and Agreement of Reorganization with International Card Establishment, Inc., a Nevada corporation and its shareholders. International Card Establishment, Inc., a Nevada corporation, was incorporated on July 26, 2002. As part of the acquisition - a reorganization in the form of a reverse merger, International Card Establishment, Inc. became our wholly-owned subsidiary, and there was a change of our control. Following the International Card Establishment, Inc. acquisition we changed our corporate name from iNetEvents, Inc. to International Card Establishment, Inc. and reverse split our outstanding shares of Common Stock on a one for two share basis.

On December 15, 2003 we entered into a Plan and Agreement of Reorganization with GlobalTech Leasing, Inc., a California corporation and its shareholders. On December 29, 2003 GlobalTech Leasing, Inc. became our wholly-owned subsidiary.

INDUSTRY OVERVIEW

The use of card-based forms of payment, such as credit and debit cards, by consumers in the United States has steadily increased over the past ten years. According to The Nilson Report, total expenditures for transactions by U.S. consumers using card-based systems grew from $0.5 trillion in 1992 to $1.9 trillion in 2002. The proliferation of credit and debit cards has made the acceptance of card-based payment a necessity for businesses, both large and small, in order to remain competitive. Consumer expenditures using card-based payment methods are expected to grow to $4.6 trillion by 2012, or 50% of all U.S. payments, representing a compound annual growth rate of 9% from 2002 levels, according to The Nilson Report.

We believe that the card-based payment processing industry will continue to benefit from the following trends:

o FAVORABLE DEMOGRAPHICS. As consumers age, we expect that they will continue to use the payment technology to which they have grown accustomed. Consumers are beginning to use card-based and other electronic payment methods for purchases at an earlier age. According to Nellie Mae, the number of college students who have credit cards grew from 67% in 1998 to 82% in 2002. As these consumers who have witnessed the wide adoption of card products, technology and the Internet comprise a greater percentage of the population and increasingly enter the work force, we expect that purchases using card-based payment methods will comprise an increasing percentage of total consumer spending.

o INCREASED CARD ACCEPTANCE BY SMALL BUSINESSES. Small businesses are a vital component of the U.S. economy and are expected to contribute to the increased use of card-based payment methods. In 1997, the U.S. Census Bureau estimated that approximately 20 million businesses which average less than $1.0 million in annual sales in the United States or which had no payroll, generated an aggregate of $1.7 trillion in annual sales. We believe that the lower costs associated with card-based payment methods are making these services more affordable to a larger segment of the small business market. In addition, we believe these businesses are experiencing increased pressure to accept card-based payment methods in order to remain competitive and to meet consumer expectations. As a result, many of these small businesses are seeking, and we expect many new small businesses to seek, to provide customers with the ability to pay for merchandise and services using credit or debit cards, including those in industries that have historically accepted cash and checks as the only forms of payment for their merchandise and services.

o GROWTH IN CARD-NOT-PRESENT TRANSACTIONS. Market researchers expect dramatic growth in card-not-present transactions due to the rapid growth of the Internet. According to Jupiter Media Corporation, 94% of the dollar value of all merchandise and services ordered online by consumers in 2002 was purchased using card-based systems. In total, IDC, an independent market intelligence firm, expects U.S. consumer electronic commerce to grow from $70 billion in 2002 to $200 billion in 2007, representing a compound annual growth rate of 23%. In addition, IDC estimates that approximately two-thirds of all small businesses have online capabilities. The prevalence of the Internet makes having an online presence a basic consideration for those forming a new business today.


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THE BUSINESS OF OUR SUBSIDIARY ICE

BUSINESS SUMMARY

ICE targets small merchants as its primary customer base. These merchants generally have a lower volume of credit card transactions, are difficult to identify and have traditionally been underserved by credit card processors. Management of ICE estimates that there are approximately 3.2 million merchant locations in the United States currently accepting Visa and MasterCard credit cards in the small merchant market segment and that approximately 2.0 million of such small merchant locations utilize electronic processing for credit card transactions. Management believes the small and medium-sized merchant market offers ICE significant growth opportunities for the "first time" installation and subsequent servicing of credit card authorization and payment systems.

ICE utilizes exclusive contractual relationships with agents and a direct sales force to reach merchants that would otherwise be difficult to identify and locate using customary marketing practices. Pursuant to these relationships, agents and salespersons endorse the processing systems marketed and serviced by ICE and participate in originating new customers for ICE. Through the use of its internal sales force and outside agents, management believes ICE's cost structures will continue to be competitive with the cost structures of its competitors.

ICE provides comprehensive customer service and support to its merchants requiring consultative problem solving and account management. ICE also provides value added products such as Gift & Loyalty and POS equipment financing that distinguish ICE from its competitors. Management believes that providing cost-effective, reliable and responsive service and value added services and products is an effective long-term strategy to retain its merchant base. Through internally generated sales of merchant accounts, purchases of merchant account portfolios, retention of merchants and the increasing use and acceptance of credit cards, management believes ICE will develop a stable and growing recurring base of revenues.

MARKET OUTLOOK

Historically, the larger acquiring banks have marketed credit card processing services to national and regional merchants, not emphasizing small to medium-sized merchants, as small merchants are often difficult to identify and expensive to service. This created an opportunity for non-banks, including independent sales organizations ("ISO") such as ICE, which recognized the business potential of providing electronic processing to these small merchants. Management estimates that there are approximately 3.2 million small merchant locations nationwide accepting Visa and MasterCard credit cards. The transaction processing industry has undergone rapid consolidation over the last several years with the three largest acquirers controlling over 50% of the market share. Merchant requirements for improved customer service and the demands for additional customer applications have made it difficult for some community and regional banks and ISO's to remain competitive. Many of these providers are unwilling or unable to invest the capital required to meet those evolving demands, and are leaving the transaction processing business or otherwise seeking partners to provide transaction processing for their customers. Despite this ongoing consolidation, the industry remains fragmented with respect to the number of entities providing merchant services. Management believes that these factors will result in continuing industry consolidation over the next several years.

OPERATING STRATEGY

Focus on Small to Medium-Sized Merchants. ICE has focused its marketing efforts on small to medium-sized merchants, which have traditionally been underserved by processing banks. Management believes it understands the unique characteristics of this market segment and has tailored its marketing and servicing efforts accordingly. ICE believes it is able to provide credit and debit card processing at rates that are generally competitive with those available from other processors.

Increase Agent Base and Direct Sales Force. ICE utilizes exclusive contractual relationships with agents and a direct sales force to reach merchants that would otherwise be difficult to identify and locate using customary marketing practices. Pursuant to these relationships, agents and salespersons endorse the processing systems marketed and serviced by ICE and participate in originating new customers for ICE. Using the leads generated by its agents and direct sales force provides ICE with a cost-effective means of contacting small merchants that traditionally have been difficult to reach. ICE actively recruits new agents and salespersons and is focused on expansion of its agent and salesperson base as a means of increasing overall revenues.

Deliver Customer Service Support and Value Added Products Services. Management believes providing cost-effective, reliable and responsive service and value added products and services is an effective long-term strategy to retain its merchant base. The size of ICE's merchant base enables it to support a customer service program designed to provide consultative problem solving and account management. ICE also distinguishes itself from many competitors by offering value added products such as Gift & Loyalty and POS equipment financing and will continue to broaden its product and service offerings which management believes will appeal to small to medium size merchants.

Increase Operating Efficiencies. Currently, ICE outsources its processing services from third-parties which have excess capacity and the expertise to handle ICE's needs.


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


Management believes because its merchant base generates significant transaction volume in the aggregate, ICE has been able to negotiate competitive pricing from its processing providers at favorable rates. Management believes that it will achieve significant reductions in certain operating expenses through operational efficiencies, economies of scale and improved labor productivity as overall revenues increase. ICE intends to outsource processing services as long as it is economically more attractive than to develop and support these services within ICE, allowing management to focus on its core business of sales, marketing and customer service.

Maintain a Stable and Growing Recurring Revenue Base. Through merchant retention, increased credit card use, and increased direct marketing efforts ICE has developed a stable and recurring base of revenues. In addition to its high customer service level, ICE's endorsements from agents and direct salespersons provide an additional link to its merchants that tend to reduce attrition.

Furthermore, management believes that the relative smaller size of the merchants it services make the merchants less likely to change providers because of the up-front costs associated with a transfer.

GROWTH STRATEGY

ICE's growth strategy is to pursue internal growth through its internal and independent marketing venues and to acquire complementary merchant portfolios. Through the use of its agent and direct sales relationships, ICE obtains new merchant accounts by offering merchants technologically advanced products and services with better levels of service than those obtainable from other sources. In addition to increasing its penetration of the small merchant segment internally, management intends to continue ICE's growth through select acquisitions of existing ISO's and agents and by the purchase of merchant portfolios from banks, processors and other independent sales organizations, assuming adequate financing and acceptable transaction terms are achieved.

MARKETING

ICE's marketing strategy is to solicit prospective merchants primarily through independent outside agents and through our internal sales force. Our internal sales force relies primarily on direct mailings which generate inbound call activity from prospective merchants. Our independent outside agents use a variety of self-directed marketing methods to reach potential merchants. Under these arrangements, ICE obtains the exclusive endorsement of the outside agents.

ACQUISITIONS

ICE expects to acquire selected ISO's, agents and merchant portfolios that complement ICE's existing customer base of small to medium-sized merchants. ICE will perform an extensive review of the cash flow characteristics of each portfolio held, the types of business conducted therein, the credit status of the merchants in the portfolio, ICE's ability to control attrition of the portfolio and the opportunities the portfolio provides for revenue enhancement and cost reduction. ICE will then determine a valuation for each acquisition opportunity based on a combination of these factors.

Management believes the consolidation activity in the transaction processing industry offers ICE several opportunities for complimentary acquisitions and portfolio purchases. ICE's past management experience, established infrastructure, coupled with operating efficiencies, should enhance ICE's ability to successfully integrate select acquisitions and related merchant portfolios on a cost-effective basis.

Smaller ISO's and agents are ICE's primary source of anticipated acquisitions and portfolio acquisitions. It is not uncommon for the smaller ISO and agent to have built merchant portfolios to the limits of their servicing capabilities, are facing increasing competitive pressures from larger, lower cost providers and/or are seeking additional liquidity. Another source of portfolio acquisitions are commercial banks which, in an effort to lower their internal overhead, often sell or outsource their credit card servicing operations, creating the opportunity for buyers to acquire the existing merchant portfolio. Often, the small-merchant portion of these portfolios is viewed as being unattractive by acquiring banks or third-party processors and can be acquired at favorable terms. Management believes that select ISO and agent acquisitions, as well as portfolio acquisitions, will continue to be an important source of our overall revenue growth in the immediate future.

On September 9, 2004, the Company completed an Agreement and Plan of Merger with NEOS Merchant Solutions, Inc. ("NEOS"), a California corporation. As of September 9, 2004, NEOS became our wholly-owned subsidiary. Through our NEOS subsidiary, we provide turnkey "Smart Card"-based solutions for merchants wishing to offer automated gift and prepaid services. These programs provide small merchants additional value through integrated loyalty programs which drive repeat business and through other optional integrated products offering merchants automated data capture and storage of personal information on the merchant's customer base. The merchant is provided customized merchant branded proprietary gift cards

PROCESSING RELATIONSHIPS

ICE markets credit and debit card based payment processing services pursuant to a contractual relationship (the "Processing Agreement") with Wells Fargo Bank, a processing bank and member of Visa and MasterCard and Cardservice International, Inc. ("Cardservice"). The Processing Agreement provides that Wells Fargo Bank will process merchant credit card transactions as an Acquiring bank and that


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Cardservice is responsible for all other processing and accounting functions relating to the clearing and settlement of credit card transactions, including merchant processing and settlement; merchant credit research; merchant activation and approval; merchant security and recovery; merchant customer services; merchant chargeback and retrieval services; and other related back office services. The Processing Agreement provides ICE is paid a percentage of its aggregate merchant's gross processing revenue and ancillary fees, on a monthly basis, for as long as the merchants utilize Cardservice processing services and ICE is in compliance with the Processing Agreement.

Under the Processing Agreement ICE bears no liability for any unfulfilled chargebacks or merchant fraud. The Processing Agreement may be terminated by any of the parties in the event of default of obligations, insolvency or receivership, or failure to make payments when due or to abide by the rules and regulations of Visa and MasterCard. ICE solicits, on a non-exclusive basis, merchants to process transactions under the Processing Agreement.

The Processing Agreement contains aspects of both marketing and service. The marketing portions of the agreements permit ICE and its authorized agents to originate new merchants on an exclusive basis, which then enter into contractual agreements with Wells Fargo and Cardservice for processing of credit card transactions. The service portion of the agreements permits ICE to provide appropriate service (including terminal programming and shipping, employee training, equipment supply and repair and operational support) to the merchants solicited to process under the Processing Agreement. Although the marketing portion of the Processing Agreement is limited as to time, the service portion is not. Accordingly, ICE has a right to continue to receive revenues under the Processing Agreement, so long as ICE remains in compliance with the provisions of the Processing Agreement.

MERCHANT CLIENTS

ICE serves a diverse portfolio of small to medium-sized merchant clients, primarily in general retail industries. Currently, no one customer accounts for more than 10.0% of ICE's charge volume. This client diversification has contributed to ICE's growth despite the varying economic conditions of the regions in which its merchants are located.

Merchant attrition is an expected aspect of the credit card processing business. Historically, ICE's attrition has related to merchants going out of business, merchants returning to local processing banks or merchants transferring to competitors for rates ICE was unwilling to match.

Merchant fraud is another expected aspect of the credit card processing business. Generally, ICE is not responsible for fraudulent credit card transactions of its merchants. Examples of merchant fraud include inputting false sales transactions or false credits. The parties to the Processing Agreement monitor merchant charge volume, average charge and number of transactions, as well as check for unusual patterns in the charges, returns and chargebacks processed. As part of its fraud avoidance policies, ICE generally will not process for certain types of businesses which provide future services wherein incidents of fraud have been common. Generally, ICE is not responsible for cardholder fraud.

MERCHANT SERVICES

Management believes providing cost-effective, reliable and responsible service is an effective method of retaining merchant clients. ICE maintains personnel and systems necessary for providing such services directly to merchants and has developed a comprehensive program involving consultative problem solving and account management. ICE maintains a help desk to respond to inquiries from merchants regarding terminal, communication and training issues. Service personnel provide terminal application consultation by telephone and regularly reprogram terminals via telephone lines to accommodate particular merchant needs regarding program enhancements, terminal malfunctions and Visa and MasterCard regulations. In addition, merchants may obtain direct, personal assistance in reconciling network and communications problems, including problems with network outages and local phone company services. ICE continually reviews its customer service program to further enhance the customer service it provides and to accommodate future growth of ICE's merchant base. ICE routinely sells or leases POS equipment to its merchant customers. ICE's terminals are "down-loadable," meaning additional services, such as authorization or payment services for additional credit cards, can be installed in the terminal electronically from ICE's offices without the necessity of replacement equipment or an on-site installation visit. Additionally, peripheral equipment such as pin pads and printers can easily be forwarded to the merchants upon request. ICE also loans, tests and ships POS equipment directly to merchant locations, and provides complete repair-or-replacement services for malfunctioning terminals. Generally, ICE can arrange for delivery of replacement terminals by overnight courier.

COMPETITION

The market for providing electronic bank card authorization and payment systems to retail merchants is highly competitive. ICE competes in this market primarily on the basis of price, technological capability, customer service and breadth of product and services. Many small and large companies compete with us in providing payment processing services and related services for card-not-present and card-present transactions to a wide range of merchants. There are a number of large transaction processors, including First Data Merchant Services Corporation, National Processing, Inc., Global Payments, Inc. and NOVA Information Systems, Inc. (a subsidiary of U.S. Bancorp), that serve a broad market spectrum from large to small merchants and provide banking, ATM and other payment-related services and systems in addition to card-based payment processing. There are also a large number of smaller transaction processors that provide various services to small and medium sized merchants. Many of our competitors have substantially greater capital resources than ICE and operate as subsidiaries of financial institutions or bank holding companies, which may allow them on a consolidated basis to own and conduct depository and other banking activities that we do not have the regulatory authority to own or conduct. We believe that our specific focus on small to medium size merchants and our breadth of products and services, in addition to our understanding of the needs and risks associated with providing payment processing services to these merchants and ISOs, gives ICE a competitive advantage over larger competitors, which have a broader market perspective and often are not able to accommodate the demands of small to medium size merchants.

THE BUSINESS OF OUR SUBSIDIARY GTL

BUSINESS SUMMARY

GTL is a rapidly growing commercial finance company that leases and rents POS equipment to small and medium sized merchants. The POS equipment is utilized by merchants in their daily operations to process credit and debit card transactions. The cost of POS equipment financed by GTL ranges in amount from $400 to $5,000, with an average amount financed of approximately $1,600 and an average lease term of 48 months. GTL does not market its services directly to merchants, but sources leasing transactions through a nationwide network of over 500 ISOs. GTL uses an industry standard risk-adjusted pricing model for credit approval and underwriting. All of the leases originated by GTL are currently for POS equipment which authorize card-based payment transactions. POS equipment includes a POS terminal capable of reading a cardholder's account information from the card's magnetic stripe or computer chip and combining this information with the amount of sale entered via a POS terminal keypad, or POS software used on a personal computer to process a sale. The terminal electronically transmits the sale and cardholder information over a communications network to a data center and then displays the returned authorization or verification response on the POS terminal. GTL accepts lease applications via the internet, facsimile, e-mail and direct mail.

GTL originates leases for POS equipment that typically has limited distribution channels and high selling costs. GTL facilitates the sale of POS equipment by ISOs by making the equipment available to the ISO's customers for a small monthly lease payment rather than a high initial purchase price. GTL primarily leases and rents low-priced POS equipment to small to medium sized merchants. GTL originates leases in all 50 states of the United States. As of December 31, 2003 and 2002, leases in California, Texas, Florida, Washington and Colorado accounted for approximately 54% of the Company's business. Only California accounted for more than 10% of the total business as of December 31, 2002 and 2003 at approximately 19%. None of the remaining states accounted for more than 10% of such total.

TERMS OF EQUIPMENT LEASES

Substantially all equipment leases originated or acquired by GTL are non-cancelable. In a typical lease transaction, GTL originates leases for merchants referred to it by ISOs and buys the underlying POS equipment from the referring ISO upon the funding of an approved application. Leases are structured with limited recourse to the referring ISO, with risk of loss in the event of default by the merchant-lessee residing with GTL in most cases. GTL sells a majority of its leases on a discounted cash flow basis and retains a small portfolio. GTL performs processing, billing and collection functions for leases held and not resold.

GTL leases are originated with a schedule of payments that are sufficient in aggregate to cover the borrowing costs and the costs of the underlying equipment, and to provide an appropriate margin to GTL or its assignee. Throughout the term of the lease, GTL or its assignee is able to charge late fees, prepayment penalties, loss and damage waiver fees and other service fees, when applicable. Initial terms of the leases in GTL's portfolio and those sold generally range from 12 to 48 months, with an average initial term of 46 months as of December 31, 2003. GTL offers 12, 24, 36, and 48 month "fair market value" lease products, with an option at the end of the lease for the merchant to, (a) purchase the equipment for its then "fair market value," (b) return the equipment, or (c) continue to rent the equipment on a month-to-month basis. GTL's principal product is a 48 month lease that provides a $1,900 POS equipment terminal, for which a merchant pays an average of $52 per month. The average residual value of the POS equipment is $250-$350.

The terms and conditions of all GTL leases are substantially similar. In most cases, the agreements require merchant-lessees to: (i) maintain, service and operate the equipment in accordance with the manufacturer's and government-mandated procedures; (ii) insure the equipment against property and casualty loss; (iii) pay all taxes associated with the equipment; and (iv) make all scheduled contract payments regardless of the performance of the equipment. GTL's standard lease forms provide that in the event of a default by the merchant-lessee, GTL can require payment of liquidated damages and can seize and remove the equipment for subsequent sale, refinancing or other disposal at its discretion. Any additions, modifications or upgrades to the equipment, regardless of the source of payment, are automatically incorporated into, and deemed a part of, the equipment financed.


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GTL seeks to protect itself from certain credit exposure by entering into limited recourse agreements with its referring ISOs, under which the ISO agrees to reimburse GTL for payment of defaulted amounts under certain circumstances, primarily merchant-lessee defaults within the first month following lease origination, and upon evidence of ISO error or misrepresentation in connection with the origination of a merchant-lease or contract.

MARKET OUTLOOK

In many respects, the market for microticket POS equipment leasing closely parallels that of the merchant acquiring business. In other words, the same agents and ISOs that solicit merchant account applications are the primary conduit for new lease applications. Consistent with the exponential growth of card-based payment methods, the deployment of POS equipment is expected to undergo similar growth. According to the Nilson Report, the number of POS terminals installed worldwide is projected to grow from approximately 35 million currently to 60 million by the end of the decade. Furthermore, as a result of technological advances in communications, the industry is believed to be on the verge of certain replacement of significant numbers of existing POS terminals. Internet protocol-based technologies, in particular, dramatically reduce the time it takes to process a card payment versus traditional dial-up POS terminals. Consumer demand for faster transactions is expected to drive merchants to broadly adopt the technologies.

MARKETING

Management believes that GTL has developed a strong reputation in the industry for offering lease programs, customer service, and training that are well suited to the needs of small to mid-size ISOs. GTL does not market its services directly to merchants, but sources leasing transactions through a nationwide network of over 500 ISOs. These ISOs originated approximately 5,500 GTL leases in 2003. One ISO accounted for approximately 40% and 35% of all originations during the years ended December 31, 2002, and 2003, respectively. Another ISO accounted for approximately 5% of all originations during the years ended December 31, 2002 and 2003, respectively. No other ISO accounted for more than 10% of the Company's origination volume during the years ended December 31, 2002, or 2003.

GTL does not sign exclusive agreements with its referring ISOs. These ISOs interact with merchants directly and typically market not only POS equipment, but also lease financing through GTL and merchant processing services.

A majority of GTL's referring ISOs are obtained through word-of-mouth and direct contact by either the ISO or GTL. Typically, an interested ISO contacts GTL to inquire about the rates and other specifics of GTL's various leasing programs. In addition, GTL actively solicits the leasing business of many ISOs through direct contact by management. GTL actively promotes its name and reputation within the industry by utilizing a combination of print advertising and attendance at major industry trade shows.

USE OF TECHNOLOGY

GTL's business is operationally intensive, due in part to the small average dollar amount financed per lease transaction. Accordingly, technology is critical in keeping servicing costs to a minimum while providing quality customer service.

GTL has developed Lease Manager(TM), an application processing, credit approval and Report Writing tool. Using Lease Manager (TM), information can be tracked on individual transactions from credit entry stage through funding at multiple levels. While maintaining the ability to use software to automatically score credits, GTL prefers to have each transactions reviewed by credit personnel. GTL also offers FAXLEASE, a program that allows an ISO to submit applications by telecopy or e-mail to a GTL representative, receive approval, and complete a lease financing from a merchant-lessee's location. By assisting its ISOs in providing timely, convenient and competitive financing for their POS equipment and offering ISOs a variety of value-added services, GTL simultaneously promotes POS equipment leases and the utilization of GTL as the preferred finance provider, thus differentiating GTL from its competitors.

GTL has used its proprietary software that uses our credit scoring model to generate generic and individual program pricing of its leases commensurate with the risk assumed. The software determines the price at which the lease can be underwritten and corresponding anticipated margins. GTL uses credit scoring in most of all leases underwritten.

UNDERWRITING

The nature of GTL's business requires two levels of review in connection with the underwriting of a POS equipment lease: the first focuses on the merchant that will be leasing the POS equipment and the second focuses on the referring ISO. The approval process begins with the submission by telephone, facsimile or electronic transmission of a credit application by the ISO. Upon submission, GTL conducts its own independent credit investigation of the potential merchant-lessee through recognized commercial credit reporting agencies such as Experian, Equifax and TransUnion. GTL's scoring system and staff evaluate this information plus that supplied on the credit application. Following the scoring of the credit, GTL's credit department analyzes both the quality and amount of credit history that was presented to determine a final score. GTL uses this information to underwrite a broad range of credit risks and provide leasing in


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situations where traditional credit sources may be unable or unwilling to provide such financing. The credit scoring model has been used by some of the largest lessors in the micro-ticket sector for the last 12 years. In situations where the amount financed is over $4,500, GTL requires additional information in the form of financial statements and references from the potential merchant-lessee. In certain instances, GTL will require the merchant-lessee to provide verification of its businesses credentials, size and history.

The second aspect of the credit decision involves an assessment of the originating ISO. GTL referring ISOs undergo both an initial screening process and ongoing evaluation, including an examination of ISO portfolio credit quality and performance, lessee complaints, cases of fraud or misrepresentation, aging studies, number of applications and conversion rates for applications. This ongoing assessment enables GTL to manage its ISO relationships, including ending relationships with poorly performing ISOs.

Upon credit approval, GTL requires receipt of signed lease documentation on GTL's standard lease form before funding. Once the POS equipment is shipped and installed, the ISO invoices GTL, and thereafter, GTL verifies that the merchant-lessee has received and accepted the equipment. Upon the merchant-lessee authorizing payment to the ISO, the lease is forwarded to the

GTL's funding and documentation department for funding, transaction accounting, and potential resale.

SERVICING AND COLLECTIONS

GTL performs all servicing functions on its leases which are not resold. Servicing responsibilities generally include billing, processing payments, remitting payments to ISOs, paying taxes and insurance and performing collection and liquidation functions.

GTL uses Lease Manager (TM) to handle application tracking, invoicing, and payment processing, and report writing for all leases. GTL also uses an internally developed software program for ACH debiting and collections on its internal lease portfolio. The system is linked with bank accounts for payment processing and provides for direct withdrawal of lease payments. GTL monitors delinquent accounts on internal portfolios as well as those held in sold portfolios. GTL works closely with its funding sources to enhance its customer service and collection efforts. GTL uses outside collection agencies and attorneys to collect funds due from ISOs based on defaults, fraud and misrepresentation.

COMPETITION

The microticket leasing and financing industry is competitive and fragmented. GTL competes for customers with a small number of major national finance companies, including Lease Finance Group, a subsidiary if CIT Financial, Inc. Northern Leasing Systems, Inc. and its subsidiary Golden Eagle Leasing, Inc. and a large number of small finance companies. GTL's competitors also include POS equipment manufacturers that lease or finance the sale of their own products. While the market for microticket financing has traditionally been fragmented, GTL could also be faced with competition from small- or large-ticket leasing companies that could use their expertise in those markets to enter and compete in the microticket financing market. GTL's competitors include larger, more established companies, some of which possess substantially greater financial, marketing and operational resources than GTL, including a lower cost of funds and access to capital markets and to other funding sources which may be unavailable to GTL.

THE BUSINESS OF OUR SUBSIDIARY NEOS

Neos Merchant Solutions, Inc. ("NEOS") is an information and financial transaction application service provider specializing in "Gift and Loyalty" products and point of sale financial transaction services to small and medium retail merchants. NEOS integrates its proprietary "Gift and Loyalty" software with existing point of sale payment processing (i.e. traditional credit, debit, check verification, I.D. verification), thereby consolidating its retail merchant revenue enhancing solutions with commodity driven payment processing services. NEOS' primary product is a unique full function, turnkey front and back-end gift and loyalty solution, primarily utilizing the fast emerging smart card technology as well as magnetic stripe, today's prominent medium for transaction processing. NEOS controls the entire environment for this product by utilizing a closed loop software platform consisting of transaction based terminal software and hardware and integrated POS solutions at the point of sales that process all activity through the NEOS host called "MATRIXX" for all smart and magnetic stripe card related gift and loyalty card activity. The system split dials or re-directs electronic payment processing related transactions to the appropriate processing entity for credit, debit, check and other commodity transaction elements.
Through their prior experience in and enthusiasm over the explosive gift and loyalty market, the NEOS founders embarked upon a strategy to build a second generation "Gift and Loyalty" product and distribution model. With a carefully crafted road map of past successes and challenges, the team effectively executed its phase one research and development plan. In its first year of operation, the infrastructure is sound and distribution of product commenced in the fourth quarter of 2002, and continues to drive measurable revenue, establishing key account presence, initiating its reseller strategy and moving the company toward profitability.


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PRODUCTS

PAYMENT PROCESSING SOFTWARE - credit, debit, and check verification are integrated into the POS terminal to consolidate merchant level functionality, system and support requirements. Terminals presently support Vital and Lynk. Concord EFS and First Data development under review. All terminals have the capability to split dial e-commerce related requests to the appropriate processor. NEOS' Software "Gift and Loyalty" products are as follows:

     o "MATRIXX" - the NEOS proprietary host manages the processing functions to include transaction posting, reporting, inquiry and statement issuance of all gift and loyalty related transactions. The host system resides at the corporate offices in Irvine, CA.
     o POS TERMINAL APPLICATION SOFTWARE -proprietary software allows up to six standard variations of gift and loyalty to facilitate various key market criteria and I.D. verification capable of reading line three of a mag-stripe card.
     o CHIP LEVEL (SMART CARD) OPERATING SYSTEM- an application that mirrors ongoing transaction data and stores customer specific or merchant specific information to assist I.D., buying trends, demographics, etc.
     o VIRTUAL MERCHANT DATABASE - at minimum, merchants can retrieve real-time information about customer purchases, sales patterns, contribution amounts, gift and loyalty activity, balances, etc. A.K.A, Loyalty Management Database

NEOS' Hardware "Gift and Loyalty" products are:

     o POS TERMINALS - VeriFone 3750, VeriFone 7000MPD, Modular Payment Device, VeriFone and Schlumberger pin pads, Schlumberger 6000, Schlumberger Modular Payment Device
     o PRIVATE LABEL SMART/MAG-STRIPE CARDS - Smart and mag-strips are customized with the merchant's logo, picture, or other identifying information, or can be created for a non-profit organization to use in a preferred merchant program from art-work selections to final delivery, the entire creation process takes only a few days, even for the minimum 100-card order. This entire process is done internally for orders of less than 5,000 cards.

MARKET OUTLOOK

Statistics show "Gift and Loyalty" products enhance retention of existing customers and increase new customers resulting in additional revenue to the retail business. It is our contention and the retail market has overwhelmingly confirmed "Gift and Loyalty" is more than a valuable method of payment, but a preferred method of payment. The statistic that 85% of American consumers received or bought a gift card in 2002 was up from 25% in 2001 would indicate that gift has traction and loyalty is waiting for an economical and efficient technology like NEOS. As for gift cards, never before has a product enabled a retailer to have his own currency. Once value is placed on a gift card, it can only be redeemed at that merchant's location. This money goes directly into the retailers account prior to investing in inventory or any other business expense. Retail returns have historically meant cash back, and the money usually walks out the front door and is spent on another retailer's goods or services. With this program the retailer's policy places the return value on the gift card requiring the consumer to spend those dollars in their establishment. This policy has become the standard rather than the exception of almost every major retailer in the country this past Christmas season.

In addition, major retail gift and return programs are magnetic stripe based, requiring each transaction dial a host just as a credit card authorization or debit transaction. Each transaction creates a communication or access fee, a "per transaction fee". The cost associated with this "per transaction fee" is the primary reason that loyalty programs have experienced limited use. The NEOS solution performs the entire gift and loyalty transaction at the terminal level and posts the transaction data on the terminal for once a day batch processing to the host and posts to the smart card as well, eliminating fraud. NEOS charges a one-time monthly transaction fee of $15 to $25. The magnetic stripe solution averages $.15 to $.25 per transaction. For instance, loyalty in one location, a coffee shop (example: Starbucks) could perform 300 loyalty transactions a day or approximately 9000 transactions a month for a monthly transaction cost of between $1350 and $2,250. This is the first technology that brings gift and loyalty to one card and makes it affordable for small, mid and large tier retailers. Gift and loyalty product is considered a value added lead product and possess a high retention characteristic in the small to mid enterprise (SME) segment over traditional payment processing solutions. Payment processing has become a commodity which has eroded profitability and made retention of customers an increasingly difficult task. Recognizing the merchant retention benefits of "Gift and Loyalty" and the merchant benefit of integrating other electronic payment transactions options onto one platform gives NEOS a significant strategic and competitive advantage at the point of sale. Leveraging these electronic payment transactions options provide the merchant real value enhancement from a consolidation of system and support. Our future value will be based on these variables: our proprietary technology, "Gift and Loyalty" revenue, payment processing revenue and the combined "Gift and Loyalty" and credit card portfolios.

OPERATING STRATEGY

NEOS was formed in May 2002 and was funded by management during its efforts to obtain outside investment. In 2002, management negotiated service agreements with key vendors, leasing companies, and service providers. Once outside funding was secured in October 2002 with a $600,000 Series A Preferred Stock investment, management was able to accelerate executive sales growth. The expectation established for this funding was to take the business model to a level of execution that would prove out the business model and position the company for a Series B investment with defined and targeted objects based on history. This included complete delivery and installation of its host and terminal software, beta phase testing followed by actual account set up simultaneously with initiation of complete internal operations and support, the direct sales channel, a consistent and upward revenue trend and a presence in the key account sector. NEOS has accomplished all of these objectives and firmly believes it can now present a business plan based on these accomplishments that suggest the business is in a position to benefit from a series B funding to accelerate its revenue and market share position.

INFRASTRUCTURE AND POSITIONING

Our original infrastructure and technology goals have been satisfied. Our product has been successfully installed in over 400 locations, consisting of both small tier and mid tier retailers. A portion of those installations includes test locations for multi-location retail chains that have to date acknowledged acceptance with plans to expand NEOS products throughout their other locations.

SOFTWARE DEVELOPMENT

All components of the NEOS "Matrixx" host and terminal application system have been thoroughly tested for 60 days in beta and have been installed live in excess of 90 days. While anticipated enhancements and bugs are being corrected, the system as a whole has performed without any major disruption.

DIRECT SALES

The direct sales channel has performed exceptionally well despite early stage terminal application software development issues and a decision to share sales resource with key account opportunities. Our three active direct sales offices are consistently producing and are showing sustained positive trends in both deals and revenues.

GROWTH STRATEGY AND COMPETITORS

Due to our technology and the retail market demand for "Gift and Loyalty", NEOS has positioned itself to be a significant shareholder of this market. The original investment has secured our technology and operating infrastructure, initiated and defined our sales strategy. NEOS has attracted industry recognized strategic and distribution partners and most importantly moved the company from research and development status to an operating company generating revenue and building value. Our decision to expand our company more rapidly was basically to enable NEOS to aggressively stake claim to what will become the next major method of retail payment. Our challenge is to create a significant and recognizable brand, attract the attention of industry leaders, while generating measurable revenue and profits.

Worldwide credit card use has produced transaction volumes of nearly $2 trillion dollars, and no slow down is in sight. Merchants are excellent targets for new terminal sales as Visa, MasterCard and American Express begin to deploy millions of "smart cards" (chip cards). As these merchants graduate from magnetic stripe and manual data transfer to this new technology, they will need to have devices to read these cards. Despite this increase in demand for non-cash transaction capabilities, merchants are slow to adopt the latest technologies without demonstrable returns on investment. Business terminations reached an all-time high of 550,000 in 2000, and merchants are wary of making investments in unproven technologies that could tip the scales towards closing the doors. With the ultimate objective of keeping merchants not only in business but continuing to grow profitably, the proliferation of many integrated technologies involving smart cards provides a market opportunity for NEOS services and products that is ever expanding.

NEOS' recent market studies suggest it has an opportunity to aggressively penetrate the small and medium enterprise ("SME") segment, with potential revenues projected of well over $90 million by 2004. NEOS believes there is a tremendous need for differentiating products and services in this sector of the industry in order to solidify merchant loyalty in the SME market. The Company plans to generate continuous organic growth through strategies involving and leveraging its substantial assets through direct sales offices and VARs. The Company will grow via basic strategies that management has proven to be successful, both within NEOS to date, as well as in other entities they have individually owned or managed prior to joining NEOS. The Company will continue to grow sales with its core commission-only sales force, corporate account and selected reseller channels. In an effort to gain market share, the Company is focused on developing selected relationships with VARs or independent sales agents across the country that will market NEOS' customized products and services on top of their own processing products and services. Managements past experience has produced many relationships among this channel and understands which resellers fit the profile and the value based sales strategy necessary to fit our corporate culture and distribution model. Many smaller VARs and community banks are one-dimensional when it comes to merchant services, offering only the most basic of services - credit card processing - and focus significantly on the new business start-up market. Smaller VARs or agents of VARs lack the ability to create significant advantages with their existing product offerings, and the market for merchant loyalty is highly competitive. In an effort to manage the overall scale of these relationships, NEOS has established a strategic relationship with Network 1 Financial, Inc. (www.eftnet.com), a national payment processing provider. Network 1 Financial,

Inc. currently supports an independent sales infrastructure and directly controls all the managing elements of VAR's within the SME Market. Network 1 Financial is owned by Verus, a provider of payment processing services from third party payment processors, including credit card authorization and payment, electronic funds transfer, electronic check conversion and Internet gateway services.

While the established industry players, predominantly transaction processors (First Data Corp., Concord EFS, etc.) in this space have concentrated and built operations to support large tier merchants. They have struggled to secure a position in the small and mid tier market. The opportunity to penetrate the remaining 90% of the retail market will never be greater and the large processors have historically acquired their positions into the small to mid tier niche markets. Our strategy would include positioning ourselves as an acquisition target of one of these key processors.

MARKETING

The NEOS sales distribution strategy is composed of various direct and in-direct channels. In recognizing that all channels play a key role and deliver significant value to our revenue and market share objectives, NEOS has structured our direct sales and the reseller channel to balance our approach to market.

NEOS DIRECT SALES CHANNEL

The first channel is the NEOS direct sales force, which has proven successful in management's prior experience. This force delivers the highest margin sale because it encompasses all revenue categories; equipment, fees, card and e-commerce revenue and NEOS controls every element of the sales. The direct sales force benefits from the hands on NEOS sales management and direction on a daily basis. As a primarily commission based group, we are able to minimize cost of sales and maintain focus on our primary product. This channel has presence in Los Angeles, Irvine, Tampa, Chicago, Charlotte and Dallas.

CORPORATE SALES CHANNEL

Due to a significant ground swell from key accounts, NEOS quickly decided it was in our best interest long term to focus resource to manage this sector. Currently, Neos Direct Sales manages the efforts within this segment of our sales strategy. Ultimately, this will deliver significant market share, visibility and location count to our portfolio. In addition, corporate accounts tend to have longer sales cycles and a need for increased sales support. Neos plans to formulate a specialized group consisting initially of 3 regionally based corporate account sales persons integrated over the next 4-6 months. Numerous prospects and agreements have begun to mature as the traction and opportunities are exceeding original expectations. Test installations already exist in corporate accounts. Should NEOS successfully close 3-4 of these accounts, it could conceivably exceed our present support levels and require a faster shift to an outsourced customer support partner.

NEOS EXCLUSIVE RESELLER CHANNEL (NRC)

This channel is exclusive to NEOS products. The NEOS exclusive reseller channel
(NRC) are independently funded, owned and managed operations that focus solely on NEOS products, thereby concentrating 100% of the sales to NEOS products. The first NCR has been trained and is in its first month of actively selling product. They have in excess of 300 locations under consideration and have sold three customers. A successful reseller in this channel would be a natural roll up in an acquisition or leverage strategy.

THE INDEPENDENT SALES ORGANIZATIONS (ISO)

The Independent Sales Organizations (ISO) represents the credit card reseller channel and has proven to be productive distribution agents for gift and loyalty. The NEOS product resides commonly resides on a transaction or credit card terminal. This channel also possesses merchant portfolios, which can be upgraded to gift and loyalty. Since NEOS management has many relationships in this segment and knows the culture of the various organizations, the company is critiquing the many opportunities and selecting those that are willing to work within the NEOS structure and requirements.

BUSINESS RELATIONSHIPS

A pipeline of key account customers and prospects justify our investment in resources to this market. The key account strategy has resulted in installed customers such as Discount Tire and Chevron (Franchise Stores) testing our product with anticipated rollouts which started in the first quarter of 2003. Our first key account initiative, Marriott Corporation, has recently contracted with NEOS to roll out our co-developed smart card lead management and marketing program, company wide, on the VeriFone 3750 platform. An additional list of key accounts have verbally indicated NEOS is their product of choice and have a strong desire to have "Gift and Loyalty" systems in place by year end. With the pipeline in place, a 10% closing ratio would guarantee our indirect forecasts for 2003.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS, INCLUDING DURATION

We have no patents, trademarks, franchises, concessions, royalty agreements or labor contracts.

EMPLOYEES

As of December 17, 2004, we had 49 full-time employees, and 1 part time employee. Management believes that its relationship with its employees is excellent. None of our employees are members of a collective bargaining unit.

DESCRIPTION OF PROPERTIES

Our principal executive offices are located in approximately 13,000 square feet of leased office space at 300 Esplanade Drive, 19th Floor, Oxnard, California 93036. We believe that these facilities are adequate for our current operations and, if necessary, can be replaced with little disruption to our company.

LEGAL PROCEEDINGS

There are no material legal proceedings pending or, to our knowledge, threatened against us or any of our subsidiaries.


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


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The members of our board of directors serve until the next annual meeting of the stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors. Information as to our directors and executive officers is as follows:

     Name                Age                      Position
     ________________________________________________________________________

     Jonathan Severn      33     Chairman of the Board, President and Chief
                                 Financial Officer

     William Lopshire     41     Chief Executive Officer, Secretary and
                                 Director

     Charles Salyer       51     Director and President of GlobalTech Leasing
                                 subsidiary

     Michael Fisher       40     Director

     Hugh Wain Swapp      42     Director

The principal occupation and business experience during the last five years for each of our present directors and executive officers are as follows:

JONATHAN R. SEVERN, Chairman of the Board, President and Chief Financial Officer. Mr. Severn is a founder of both International Card Establishment, Inc. and GlobalTech Leasing, Inc. In 1991, he formed Cardservice Tri-Counties (Oxnard, CA), a credit card merchant acquiring business that he built into one of the largest agent offices in the U.S. serving Cardservice International Inc., a large privately held acquirer of Visa and MasterCard merchant accounts in the country at that time. Cardservice International was acquired by First Data Corporation in 2001. Mr. Severn was directly responsible for Cardservice Tri-Counties' growth from start-up to approximately 20,000 merchant accounts and monthly processing revenues in excess of $10 million. In 1996, he founded Lease Technologies International to provide merchants with lease financing for point-of-sale equipment. Lease Technologies International was incorporated and its name changed to GlobalTech Leasing, Inc. in 2001.

WILLIAM J. LOPSHIRE, Chief Executive Officer, Secretary, and a director, also serves as Chief Executive Officer of the Company's International Card Establishment, Inc. subsidiary. Mr. Lopshire co-founded International Card Establishment, Inc. with Mr. Severn in 2002, bringing 15 years of diversified experience in the fields of law, strategic planning, finance, securities, and technology. He was appointed to his present positions in January 2003. In 1989, Mr. Lopshire founded the law firm of Lopshire & Barkan (Woodland Hills, CA), specializing in corporate and securities law. Mr. Lopshire subsequently accepted a partnership in the law firm of Manning, Marder, Kass, Ellrod & Rameriz (Los Angeles, CA), where he specialized in corporate finance, securities law, mergers and acquisitions, and international business transactions. In 1999, Mr. Lopshire became a principal in a private equity group that invested in, and provided managerial support to, several developing companies in the U.S. and abroad with diverse interests ranging from automotive parts to software development. Mr. Lopshire was graduated from Michigan State University in 1985, with a Bachelor of Arts degree in Business Administration/ Accounting; and earned his Juris Doctor degree from Pepperdine University School of Law in 1988. He is admitted to practice law in California and before the United States Tax Court.

CHARLES W. SALYER, Director, also serves as President of the Company's GlobalTech Leasing, Inc. subsidiary. Mr. Salyer joined GlobalTech Leasing, Inc. in 2001, bringing over 27 years of management experience in the equipment leasing industry; most recently as Vice President, Sales & Strategic Initiatives for CIT Financial's Lease Finance Group, the largest leasing company in the point-of-sale equipment market. Mr. Salyer began his management career in 1982 at Digital Equipment Corporation (Maynard, MA), where he rose to the position of Director of Operations for that company's Customer Finance division. From 1990 to 1993, he served as a Director at Philip Morris Capital Corporation (White Plains, NY), where he managed a customer and supplier finance division. He left to accept a position as Vice President, Division Manager for Steelcase Corporation (Grand Rapids, MI), where he launched a new customer finance operation. In early 1998, Mr. Salyer became President and Chief Operating Officer of Global Finance & Leasing, Inc. (Grandville, MI), a micro-ticket point-of-sale leasing company. Although that company was losing market share at the time, he restructured the operation and built sales from $8 million to approximately $24 million in under two years. Global Finance & Leasing was acquired in 2000 by CIT Financial, and Mr. Salyer accepted the above noted position with their Lease Finance Group subsidiary. Mr. Salyer was graduated from Northern Arizona University with a Bachelor of Science degree in 1975, and earned a Master of Science degree in Public Administration from Northern Arizona University in 1976.

MICHAEL S. FISHER, Director. Mr. Fisher has over 15 years of sales and management experience in the electronic payment processing industry, including involvement in a variety of technology development initiatives and international sales programs. Mr. Fisher began working in the industry in 1987 as a Sales Manager for Peripheral Resources, Inc. (Los Angeles, CA), a distributor of point-of-sale equipment; and, rose to the position of President before leaving in 1995. From 1995 to 1998, he was a Regional Sales Manager for Cardservice International, Inc. (Moorpark, CA). While at Cardservice International he was responsible for management and sales training of more than 30 ISOs and more than doubled sales in a one-year period by establishing in excess of 18,000 new merchant accounts. In 1998, Mr. Fisher joined E-Commerce Exchange, Inc. (Irvine,
CA), a provider of credit card processing services and e-commerce websites, where he rose to the position of Executive Vice President. While at E-Commerce Exchange sales increased from $8.8 million to $29.9 million in 18 months. Since 2001, he has been a General Partner at Acquiring Solutions (San Marino, CA), a credit card processing services and credit card risk management and compliance consulting company; and, since January 2002, Mr. Fisher was formally President of WorldWide Gift & Loyalty, Inc. (Oxnard, CA), the company that he co-founded that developed the smart-card based gift/incentive purchase card system licensed by International Card Establishment, Inc. Mr. Fisher was graduated from Harvard College in 1984 with a Bachelor of Arts degree; and, is fluent in Mandarin Chinese. He is a member of several industry organizations, including the Electronic Transaction Association (ETA), and the International Association of Financial Crimes Investigators (IAFCI).

HUGH WAIN SWAPP, Director and President of NEOS Merchant Solutions, Inc.. Mr. Swapp became a director of our company upon the closing of our acquisition of NEOS Merchant Solutions, Inc., effective as of September 8, 2004. Mr. Swapp is the CEO and founder of Neos Merchant Solutions, Inc. From 2002 to the present, he is primarily responsible for the day-to-day operations of NEOS, and its sales distribution channels. From 1999 to 2002, Mr. Swapp was the President of E-Commerce Processing (ECP), a leader in the private label smart card industry. From 1993 to 1999, he was the National Vice President of Sales for three years at Lynk Systems, where he opened 37 offices and built a portfolio of more than 70,000 merchants generating $3.5 billion in sales volume. From 1992 to 1993, he was the National Director of Sales at Deluxe Data. From 1991 to 1992, he developed and implemented a regional sales program for PMT Services, and spent four years as a Regional Manager with Nabanco, from 1988 to 1991, where he was instrumental in taking that division from start-up to more than a $3.0 billion portfolio over that period.

The officers and directors may be deemed parents and promoters of the Company as the Securities Act of 1933 defines those terms, as amended. All directors hold office until the next annual stockholders' meeting or until their death, resignation, retirement, removal, disqualification, or until their successors have been elected and qualified. Officers of the Company serve at the will of the board of directors.

There are no agreements or understandings for any of our officers or directors to resign at the request of another person and none of the officers or directors are acting on behalf of or will act at the direction of any other person.

AUDIT COMMITTEE FINANCIAL EXPERT.

The Company does not currently have an Audit Committee or Financial Expert thereon.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Based upon a review of Forms 3, 4 and 5 filed pursuant to Section 16(a) of the Exchange Act, a Form 3 required as a result of the Plan and Agreement of Reorganization by and between iNetEvents, Inc. and International Card Establishment, Inc. was not filed on a timely basis by Jonathan Severn; William Lopshire; and Michael Fisher. A Form 3 required by Charles Salyer and Form 4 required by Jonathan Severn as a result of the Plan and Agreement of Reorganization by and between International Card Establishment, Inc. and GlobalTech Leasing,Inc. was not filed on a timely basis. All required forms referenced above have been filed as of April 30, 2004, with the exception of the Form 3 required by Michael Fisher.

CODE OF ETHICS.

We have adopted a Code of Ethics, which will be posted on our website.

                             EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2003, 2002 and 2001 exceeded $100,000.

The following table sets forth compensation paid or awarded to all officers and directors.


              Name and
              Principal Position               Year        Salary
              __________________________       ____       ________

              William Lopshire,                2001       $  -0-
              Chief Executive Officer,         2002          -0-
              Secretary and Director(1)        2003        180,000

              Jonathan Severn, Chairman        2001       $  -0-
              of the Board, President,         2002         48,000
              Chief Financial Officer(2)       2003         48,000

              Charles Salyer, Director,        2001       $ 49,500
              President of GlobalTech          2002        136,500
              Leasing, Inc.(3)                 2003        130,000

                                               ___________________


(1)  During 2003 Mr. Lopshire accrued $120,000 of his stated salary.

(2) During fiscal years ended December 31, 2002 and December 31, 2003, Mr. Severn accrued an aggregate of $96,000 of his salary as an officer of GlobalTech Leasing, Inc.; Mr. Severn also received a car allowance from GlobalTech Leasing, Inc. in the aggregate amount of $13,982 for the fiscal year ended December 31, 2003.

(3) During the fiscal year ended December 31, 2003 Mr. Salyer received: (i) a car allowance in the amount of $8,250; and life insurance premiums in the amount of $3,249. Mr Salyer also received a re-location allowance of $34,299.59 and $17,429, for the fiscal years ended December 31, 2002 and 2001, respectively.

No officer or director received any compensation, options or other securities under the Company's 2003 Stock Option Plan for the periods indicated.

Other than the Company's 2003 Stock Option Plan, no retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

The total of our outstanding Common Shares as of April 30, 2003 are held by 73 shareholders of record (including Cede & Co. - "street" held securities).


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 1, 2002 International Card Establishment, Inc. entered into a Merchant Sales Agreement with Cardservice Tri-Counties which is wholly owned by Jonathan Severn, our Chairman of the Board, President and Chief Financial Officer. Pursuant to this Merchant Sales Agreement, we recognized approximately $60,000 and $240,000 in revenues for merchant processing services for the fiscal years ended December 31, 2002 and December 31, 2003, respectively.

Prior to our acquisition of GlobalTech Leasing, Inc. on December 29, 2003, we utilized GlobalTech Leasing, Inc. for micro ticket POS equipment financing. GlobalTech Leasing, Inc., during this period, was controlled by Jonathan Severn, our Chairman of the Board, President and Chief Financial Officer and we recognized approximately $27,584 and $81,611 in revenues for POS equipment sales for the fiscal years ended December 31, 2002 and December 31, 2003, respectively. Pursuant to a Plan and Agreement of Reorganization dated December 15, 2003 we acquired GlobalTech Leasing in exchange for 5,000,000 shares of our Common Stock. Mr. Severn received 2,505,000 of these shares as a shareholder of GlobalTech Leasing, Inc.

Except as stated above, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-B.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a) Security Ownership of Certain Beneficial Owners.

The following table sets forth the security and beneficial ownership for each class of our equity securities for any person who is known to be the beneficial owner of more than five percent of the Company as of December 17, 2004.


                Name and                  Amount and
                Address of                Nature of
     Title of   Beneficial                Beneficial      Percent
     Class      Owner                     Owner           of Class
     _____________________________________________________________

     Common     Jonathan Severn           6,501,450       22.91%
                300 Esplanade Drive
                Suite 1950
                Oxnard, CA 93036

     Common     William Lopshire          1,600,000        5.64%
                300 Esplanade Drive
                Suite 1950
                Oxnard, CA 93036

     Common     Charles Salyer            2,250,000        7.93%
                300 Esplanade Drive
                Suite 1950
                Oxnard, CA 93036

     Common     Randy Simoneaux           2,224,793        7.84%
                300 Esplanade Drive
                Suite 1950
                Oxnard, CA 93036


The total of our outstanding Common Shares as of December 17, 2004 are held by 96 shareholders of record (including Cede & Co. - "street" held securities).

(b) Security Ownership of Management.

The following table sets forth the ownership for each class of our equity securities owned beneficially and of record by all directors and officers of the Company.

                Name and                  Amount and
                Address of                Nature of
     Title of   Beneficial                Beneficial      Percent
     Class      Owner                     Owner           of Class
     _____________________________________________________________

     Common     Jonathan Severn            6,501,450      22.91%
                300 Esplanade Drive
                Suite 1950
                Oxnard, CA 93036

     Common     Charles Salyer             2,250,000       7.93%
                300 Esplanade Drive
                Suite 1950
                Oxnard, CA 93036

     Common     William Lopshire           1,600,000       5.64%
                300 Esplanade Drive
                Suite 1950
                Oxnard, CA 93036

     Common     Michael Fisher               200,000         *
                300 Esplanade Drive
                Suite 1950
                Oxnard, CA 93036

     Common     Hugh Wain Swapp              826,922       2.91%
                300 Esplanade Drive
                Suite 1950
                Oxnard, CA 93036

     Common     All Officers and          11,378,372      39.47%
                Directors as a Group
                (Five [5] individuals)


* Less than 1%


                   DESCRIPTION OF SECURITIES BEING REGISTERED

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of Common Stock, par value $.0005. As of December 17, 2004, there were 28,378,150 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Pacific Stock Transfer Company, Las Vegas, Nevada, as independent transfer agent and registrar.

PREFERRED STOCK

We are authorized to issued up to 10,000,000 shares of preferred stock. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize International Card to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
o an exchange distribution in accordance with the rules of the applicable exchange;
o    privately-negotiated transactions;
o short sales that are not violations of the laws and regulations of any state or the United States;
o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
o    through the writing of options on the shares
o    a combination of any such methods of sale; and
o    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the

Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


=================================================================================================================================

                                              Shares Beneficially Owned                            Shares Beneficially Owned
                                                Prior to the Offering                                  After the Offering
                                           _______________________________                     __________________________________
                                                                                  Total
                  Name                         Number          Percent           Shares            Number           Percent
                                                                               Registered
_______________________________________        ______          _______         __________          ______           _______

SPECTRA CAPITAL MANAGEMENT LLC                350,571           1.50%            350,571(1)          0                 0
=================================================================================================================================

SRG CAPITAL LLC                               357,143           1.53%             357,143(2)         0                 0
=================================================================================================================================

AS CAPITAL PARTNERS LLC                       353,571           1.51%             353,571(3)         0                 0
=================================================================================================================================

OTAPE INVESTMENTS LLC                         428,571           1.83%             428,571(4)         0                 0
=================================================================================================================================

PAUL MASTERS IRA                              214,286           0.92%             214,286(5)         0                 0
=================================================================================================================================

MARKETWISE TRADING, INC.                      857,142           3.66%             857,142(6)         0                 0
=================================================================================================================================

STONESTREET LIMITED PARTNERSHIP               833,334           3.56%             833,334(7)         0                 0
=================================================================================================================================

WHALEHAVEN FUNDS LIMITED                      357,143           1.53%             357,143(8)         0                 0
=================================================================================================================================

GREENWICH GROWTH FUND LIMITED                 428,571           1.83%             428,571(9)         0                 0
=================================================================================================================================

BRIDGES & PIPES LLC                           857,142           3.66%             857,142(10)        0                 0
=================================================================================================================================

RHP MASTER FUND, LTD.                       1,071,428           4.58%           1,071,428(11)        0                 0
=================================================================================================================================


                                       35




ALPHA CAPITAL AKTIENGESELLSCHAFT            1,285,713           5.50%           1,285,713(12)        0                 0
=================================================================================================================================

BRISTOL INVESTMENT FUND, LTD.                 476,190           2.04%             476,190(13)        0                 0
=================================================================================================================================

PROFESSIONAL TRADERS FUND LLC                 238,095           1.02%             238,095(14)        0                 0
=================================================================================================================================

AJW QUALIFIED PARTNERS, LLC                   351,430           1.50%             351,430(15)        0                 0
=================================================================================================================================

AJW OFFSHORE, LTD                             308,572           1.32%             308,572(16)        0                 0
=================================================================================================================================

AJW PARTNERS, LLC                             162,856              *              162,856(17)        0                 0
=================================================================================================================================

NEW MELLENNIUM CAPITAL PARTNERS II, LLC        34,285              *               34,285(18)        0                 0
=================================================================================================================================

IROQUOIS CAPITAL                              857,142           3.66%             857,142(19)        0                 0
=================================================================================================================================

CODE BLUE HOLDINGS, INC.                       75,000              *               75,000(20)        0                 0
=================================================================================================================================

J.P. Turner & Company, L.L.C.               1,262,261            5.4%           1,262,261(21)        0                 0
=================================================================================================================================

                  TOTAL                    11,160,446                          11,160,446
=================================================================================================================================


* Less than 1%.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Represents (i) 112,476 shares of common stock; (ii) 79,365 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 158,730 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Gregory Porges may be deemed a control person of the shares owned by such entity. Spectra Capital is affiliated with a broker-dealer, acquired the securities in the ordinary course of business and at the time of purchase did not have any agreement or understanding to distribute the securities.

(2) Represents (i) 119,048 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (ii) 238,095 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Edwin Mecabe and Tai May Lee, jointly, are control persons of the shares owned by such entity. Edwin Mecabe and Tai May Lee disclaim beneficial ownership of these shares. SRG Capital is affiliated with a broker-dealer, acquired the securities in the ordinary course of business and at the time of purchase did not have any agreement or understanding to distribute the securities.

(3) Represents (i) 115,476 shares of common stock; (ii) 79,365 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 158,730 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Michael Coughlan is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(4) Represents (i) 190,476 shares of common stock; (ii) 79,365 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 158,730 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Ira M. Leventhal is the control person of the shares owned by such entity. Mr. Leventhal disclaims beneficial ownership of these shares. Otape Investments LLC is affiliated with a broker-dealer, acquired the securities in the ordinary course of business and at the time of purchase did not have any agreement or understanding to distribute the securities.


                                       36




(5) Represents (i) 95,238 shares of common stock; (ii) 39,683 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 79,365 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Paul Masters is the control person of the shares owned by such entity. Mr. Masters is affiliated with a broker-dealer, acquired the securities in the ordinary course of business and at the time of purchase did not have any agreement or understanding to distribute the securities.

(6) Represents (i) 380,952 shares of common stock; (ii) 158,730 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 317,460 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Rachel Gershen is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(7) Represents (i) 277,778 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (ii) 555,556 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Michael Finkelstein is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(8) Represents (i) 119,048 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (ii) 238,095 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Evan Schemenauer is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(9) Represents (i) 190,476 shares of common stock; (ii) 79,365 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 158,730 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Evan Schemenauer is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(10) Represents (i) 380,952 shares of common stock; (ii) 158,730 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 317,460 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, David Fuchs is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(11) Represents (i) 476,190 shares of common stock; (ii) 198,413 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 396,825 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Wayne Bloch, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner. Such entities and individuals disclaim beneficial ownership of the shares of common stock owned by the RHP Master Fund and are not affiliated with a broker-dealer.

(12) Represents (i) 571,428 shares of common stock; (ii) 238,095 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 476,190 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Konrad Ackerman may be deemed a control person of the shares owned by such entity.

(13) Represents (i) 158,730 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (ii) 317,460 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC, and as such has voting and investment control over these securities. Mr. Kessler disclaims beneficial ownership of these securities. Bristol Investment Fund, Ltd. is not affiliated with a broker-dealer.

(14) Represents (i) 79,365 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (ii) 158,730 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Howard Berger may be deemed a control person of the shares owned by such entity.

(15) Represents (i) 156,191 shares of common stock; (ii) 65,080 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 130,159 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. AJW PARTNERS, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. NEW MILLENNIUM CAPITAL PARTNERS II, LLC


                                       37




is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners II, LLC. AJW OFFSHORE, LTD., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore, Ltd. AJW QUALIFIED PARTNERS, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. These selling stockholders are not broker-dealers or affiliates of broker-dealers.

(16) Represents (i) 137,143 shares of common stock; (ii) 57,143 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 114,286 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. See footnote 15 regarding the control person of this entity.

(17) Represents (i) 72,380 shares of common stock; (ii) 30,159 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 60,317 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. See footnote 15 regarding the control person of this entity.

(18) Represents (i) 15,238 shares of common stock; (ii) 6,349 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 12,698 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. See footnote 15 regarding the control person of this entity.

(19) Represents (i) 380,952 shares of common stock; (ii) 158,730 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (iii) 317,460 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Josh Silverman may be deemed a control person of the shares owned by such entity.

(20) Represents (i) 25,000 shares of common stock underlying class A warrants that are currently exercisable at an exercise price of $0.51 per share; and (ii) 50,000 shares of common stock underlying class B warrants that are currently exercisable at an exercise price of $0.75 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Jeffrey Mann may be deemed a control person of the shares owned by such entity.

(21) Represents (i) 600,000 shares of common stock underlying placement agent warrants that are currently exercisable ; and (ii) 662,261 shares of common stock underlying placement agent warrants that are currently exercisable at an exercise price of $0.63 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Timothy Wayne McAfee may be deemed a control person of the shares owned by such entity. This entity is a broker-dealer that acquired these securities as compensation in the ordinary course of business and at the time of receipt did not have nay agreements or understanding to distribute the securities.



                                  LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

Kyle L. Tingle, CPA, has audited our financial statements at December 31, 2003 and 2002, and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of International Card Establishment, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330 Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003
                                DECEMBER 31, 2002

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES

                                    CONTENTS



INDEPENDENT  AUDITOR'S  REPORT  ON THE  CONSOLIDATED  FINANCIAL
STATEMENTS                                                                   F-1
________________________________________________________________________________



CONSOLIDATED FINANCIAL STATEMENTS



   Consolidated Balance Sheet                                                F-2

   Consolidated Statement of Income                                          F-3

   Consolidated Statement of Stockholders' Equity                            F-4

   Consolidated Statement of Cash Flows                                      F-5

   Notes to Consolidated Financial Statements                             F-6-17
________________________________________________________________________________

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
International Card Establishment, Inc. and Subsidiaries Oxnard, California

I have audited the accompanying consolidated balance sheets of International Card Establishment, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 2003 and the period July 26, 2002 (inception) through December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Card Establishment, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the results of its consolidated operations and cash flows for the year ended December 31, 2003 and the period July 26, 2002 (inception) through December 31, 2002, in conformity with generally accepted accounting principles.

KYLE L. TINGLE, CPA, LLC

April 21, 2004
Las Vegas, Nevada



             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                 December 31,     December 31,
                                                                                         2003             2002
                                                                                 ____________     ____________

                                     ASSETS

CURRENT ASSETS
     Cash                                                                         $   12,408       $       0
     Accounts receivable, trade, net of allowance                                    160,914         103,663
     Inventory                                                                        12,832               0
     Other receivables                                                               168,016               0
        Prepaid assets                                                                 8,347           8,543
                                                                                  __________       _________
            Total current assets                                                     362,517         112,206
                                                                                  __________       _________

OFFICER RECEIVABLE                                                                    44,967               0
FIXED ASSETS, Net                                                                     18,095               0
INTANGIBLE ASSETS                                                                  2,050,000               0
GOODWILL                                                                           2,685,213               0
DEFERRED INCOME TAXES                                                                114,000               0
                                                                                  __________       _________

            Total assets                                                          $5,274,792       $ 112,206
                                                                                  ==========       =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Outstanding checks in excess of bank balance                                 $  132,596       $  20,583
     Accounts payable                                                                256,224          67,187
     Accrued expenses                                                                497,222          21,852
     Notes payable, related parties                                                   78,650               0
     Due to related party                                                              5,000               0
                                                                                  __________       _________

            Total current liabilities                                             $  969,692       $ 109,622
                                                                                  __________       _________

                   Total liabilities                                              $  969,692       $ 109,622

STOCKHOLDERS' EQUITY
     Preferred stock:  $.0005 par value; authorized 5,000,000 shares;
        issued and outstanding:  no shares at December 31, 2003 and 2002
     Common stock: $.0005 par value; authorized 100,000,000 shares;
        issued and outstanding: 12,630,250 and 7,000,000 shares
        at December 31, 2003 and 2002, respectively                               $    6,315       $   3,500
     Common stock subscribed, 375,857 shares at $0.70 per share
          at December 31, 2003                                                       263,100               0
     Common stock to be issued in acquisition of GlobalTech
        Leasing, Inc., 5,000,000 shares at December 31, 2003                       4,520,000               0
     Additional paid-in capital                                                            0          16,500
     Accumulated deficit                                                            (484,315)        (17,416)
                                                                                  __________       _________
            Total stockholders' equity                                            $4,305,100       $   2,584
                                                                                  __________       _________

                   Total liabilities and
                   stockholders' equity                                           $5,274,792       $ 112,206
                                                                                  ==========       =========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.




             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME


                                                                                          July 26, 2002
                                                                                         (inception) to
                                                                         December 31,      December 31,
                                                                                 2003              2002
                                                                         ____________    ______________

Revenues                                                                  $1,283,210       $  339,647
Less:  sales returns and allowances                                          (90,628)         (41,650)
                                                                          __________       __________
   Net revenue                                                            $1,192,582       $  297,997


Cost of revenue
   Commissions                                                            $  146,865       $   34,402
   Cost of sales                                                             252,628           35,956
   Other                                                                      10,337              545
                                                                          __________       __________
           Cost of revenue                                                   409,830           70,903

           Gross profit                                                   $  782,752       $  227,094
                                                                          __________       __________


Operating, general, and administrative expenses
   General, administrative, and selling expenses                          $1,322,783       $  244,475
   Depreciation and amortization                                               1,213                0
                                                                          __________       __________

           Total operating, general, and administrative expenses          $1,323,996       $  244,475
                                                                          __________       __________


                         Net operating loss                               $ (541,244)      $  (17,381)
                                                                          __________       __________

Non-operating expense
   Interest expense                                                            5,652               35
                                                                          __________       __________

   Net loss before income taxes                                           $ (546,896)      $  (17,416)
                                                                          ==========       ==========

Provision for income taxes                                                  (114,000)               0
                                                                          __________       __________

Net loss                                                                  $ (432,896)      $  (17,416)
                                                                          ==========       ==========

   Net loss per share, basic
   and diluted (Note 2)                                                   $    (0.04)      $    (0.00)
                                                                          ==========       ==========

   Average number of shares
   of common stock outstanding                                             9,716,250        7,000,000
                                                                          ==========       ==========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.




             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                      Common Stock         Additional     Common          Common
                                 ______________________      Paid-In       Stock        Stock for      Accumulated
                                   Shares       Amount       Capital    Subscribed     Acquisition       Deficit        Total
                                 __________     _______    __________   __________     ___________     ___________     __________

Issuance of Common Stock,
   July 28, 2002                  7,000,000     $ 3,500     $ 16,500     $       0      $        0      $       0     $   20,000

Net loss, December 31, 2002                                                                               (17,416)       (17,416)
                                 __________     _______    __________   __________     ___________     ___________     __________

Balance, December 31, 2002        7,000,000     $ 3,500     $ 16,500     $       0      $        0      $ (17,416)    $    2,584

Contribution of Capital by
    Shareholders                                              60,000                                                      60,000

Recapitalization of common
    stock in connection with
    merger, iNetEvents, Inc.      5,630,250       9,130      (82,815)                                     (34,003)      (107,688)

July 30, 2003 reverse stock
    split 1:2 shares                             (6,315)       6,315

December 17, 2003, Common
  stock subscribed through
  private placement                                                        263,100                                       263,100

Acquisition of GlobalTech
   Leasing, Inc.                                                                         4,520,000                     4,520,000

Net loss, December 31, 2003                                                                              (432,896)      (432,896)
                                 __________     _______    __________   __________     ___________     ___________     __________

Balance, December 31, 2003       12,630,250     $ 6,315     $      0     $ 263,100      $4,520,000      $(484,315)    $4,305,100
                                 ==========     =======     ========     =========      ==========      =========     ==========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.




             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       July 26, 2002
                                                                      (inception) to
                                                                        December 31,
                                                               2003             2002
                                                         __________   ______________

Cash Flows From
Operating Activities
    Net loss                                             $ (432,896)      $ (17,416)
    Depreciation and amortization                             1,213               0
    Provision for income taxes                             (114,000)              0
    Adjustments to reconcile net loss to cash
         used in operating activities:
    Changes in assets and liabilities
    Increase in accounts receivable                         (57,251)       (103,663)
    Increase in inventories                                 (12,832)              0
    Increase in other receivables                          (168,016)              0
    (Increase) decrease in prepaid expenses                     196          (8,543)
    Increase in bank overdraft                              112,013          20,583
    Increase in accounts payable                            189,037          67,187
    Increase in accrued expenses                            475,370          21,852
                                                         __________       _________

         Net cash (used in) operating activities         $   (7,166)      $ (20,000)
                                                         __________       _________
Cash Flows From Investing Activities
Acquisitions, net of cash acquired                       $ (298,217)      $       0
Purchase of property and equipment                           (5,309)              0
                                                         __________       _________

         Net cash (used in) investing activities         $ (303,526)      $       0
                                                         __________       _________

Cash Flows From Financing Activities
Proceeds from
Issuance of common stock                                 $        0       $  20,000
Proceeds from additional paid-in capital                     60,000
Proceeds from common stock subscribed                       263,100               0
                                                         __________       _________

         Net cash provided by financing activities       $  323,100       $  20,000
                                                         __________       _________

         Net increase in cash                            $   12,408       $       0

Cash, beginning of period                                $        0       $       0
                                                         __________       _________

Cash, end of period                                      $   12,408       $       0
                                                         ==========       =========
Supplemental disclosure of cashflow information
Cash paid for interest                                   $       66       $      35
                                                         ==========       =========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS:


International Card Establishment, Inc. ("Company") was organized July 26, 2002 under the laws of the State of Nevada. Operations of the Company began in October 2002.


As further discussed in Note 8., the Company agreed to a reorganization with iNetEvents ("INET"), a Delaware corporation. The Company exchanged all issued and outstanding stock for fourteen million (14,000,000) shares of stock of INET. The Company closed the transaction with INET on July 18, 2003. The transaction is accounted for as a reverse acquisition with International Card Establishment, Inc. the surviving registrant. As a result, International Card Establishment's former stockholders exercised control over INET. The transaction is a capital transaction where INET is treated as a non-business entity. Therefore, the accounting for the merger is identical to that resulting from a reverse merger, except no goodwill or other intangible assets are recorded. For accounting purposes, International Card Establishment has been treated as the accounting acquirer and, accordingly, is presented as the continuing entity. The historical financial statements are those of International Card Establishment. INetEvents, Inc. changed its name to International Card Establishment, which is the legal entity going forward and is referred to hereafter as the "Company."

In order for the International Card Establishment to properly account for the issued and outstanding shares of common stock, International Card Establishment effectively received a 1 for 2 reverse split contemporaneously with the merger. Accordingly, the accompanying consolidated financial statements have been retroactively restated to reflect the 1 for 2 reverse stock split as if it occurred as of International Card Establishment's date of inception.

On January 15, 2003, the Company entered into a binding letter of intent with GlobalTech Leasing ("GTL"), a California corporation. GTL provides lease funding for equipment supplied by the Company to its customers, as well as numerous other unrelated merchant service providers. On December 15, 2003, the Company entered into a "Plan and Agreement of Reorganization" with GTL and closed the transaction on December 29, 2003. The Company is to issue five million (5,000,000) shares of common stock in exchange of 100% of the shares of GTL. It is the intention of the Company and GTL that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended. The shares were issued in 2004. The shares are included in the determination of computing earnings per share

Upon the completion of the above transactions, International Card Establishment, Inc. a Nevada Corporation, INET and GTL are wholly owned subsidiaries of the Company. Accordingly, the accompanying financial statements include the results of International Card Establishment for all periods presented and the results of INET and GTL from the date of the acquisitions.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated.

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS OPERATIONS

The Company is a provider of diversified products and services to the electronic transaction processing industry, offering merchant accounts for the acceptance and processing of credit and debit cards, as well as a proprietary "smart card" based gift and loyalty program. The Company's Merchant Card Services division, establishes "merchant accounts" for businesses that enable those businesses to accept credit cards, debit cards, and other forms of electronic payments from their customers; supplies the necessary card readers and other point-of-sale transaction systems; facilitates processing for the accounts; and, provides e-commerce solutions. Through its WorldWide Gift & Loyalty division, ICE also markets a proprietary "Smart Card"-based system that enables merchants to economically offer store-branded gift and loyalty cards - one of the fastest growing product categories in the industry. GTL is an equipment leasing firm that specializes in financing point-of-sale transaction systems.

A SUMMARY OF THE COMPANY'S SIGNIFICANT ACCOUNTING POLICIES IS AS FOLLOWS:

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH

For the Statements of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2003 and 2002.

INVENTORY

Inventories are stated at the lower of cost or market. Cost is determined using the first in, first out method. The Company's inventories consist primarily of electronic merchant processing machines.

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on a straight-line basis. Estimated service lives of property and equipment are as follows:


                 Computer equipment                3 years
                 Office equipment                  5 years
                 Automobiles                       3 years

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 "ACCOUNTING FOR INCOME TAXES." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

REPORTING ON COSTS FOR START-UP ACTIVITIES

Statement of Position 98-5 ("SOP 98-5), "REPORTING ON THE COSTS OF START-UP ACTIVITIES" which provides guidance on the financial reporting of start-up and organization costs, requires most costs of start-up activities and organization costs to be expensed as incurred. With the adoption of SOP 98-5, there has been little to no effect on the Company's financial statements.

GOODWILL AND LONG-LIVED ASSETS

In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value.

The Company recorded intangible assets and goodwill in the acquisition of GlobalTech Leasing, Inc. Goodwill is the excess of the acquisition costs of the acquired entity over the fair value of the identifiable net assets acquired. The Company is required to test goodwill and intangible assets that are determined to have an indefinite life for impairment at least annually. The provisions of SFAS No. 142 require the completion of an annual impairment test with any impairments recognized in current earnings.

            INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The FASB also recently issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and portions of Accounting Principles Bulletin Opinion 30, "Reporting the Results of Operations." This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. This Standard also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required. The provisions of this Standard are not expected to have a significant effect on the Company's financial position or operating results.

REVENUES

The Company provides merchant services and customer support for merchants and other Merchant Services providers. Revenues are recognized as customer services are provided.

The Company provides merchant services to customers for acceptance and processing of electronic payments, and the sales and leasing of related equipment used for the processing of electronic payments. Credit card processing fees are recognized as incurred. Sales and cost of sales of equipment are recognized when the equipment is provided and the customer accepts responsibility for the payment of the equipment. Lease income is recognized on a monthly basis as incurred. For leasing of merchant processing equipment, an allowance of 25% of the current month's leases is recorded. Each month, the allowance is reconciled against collections, recording actual losses to sales allowances.

The Company provides web hosting services, merchant services, and customer support for Usestore Worldwide, LLC ("USE") internet customers. Maintenance fees are recognized as incurred. An allowance of 25% of the current month's maintenance fees is recorded. Each month, the allowance is reconciled against collections, recording actual losses to sales allowances.

The Company, through the acquisition of GTL acquires leases from Independent Sales Organizations that sells merchant services to customers. GTL packages and resells the leases to financing institutions for administration of the leases.

ADVERTISING

Advertising costs are charged to operations as incurred. Advertising costs for the years ended December 31, 2003 and 2002 were $44,176 and $5,328.

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. This pronouncement is effective for exit or disposal activities that are initiated after December 31, 2002.

In December 2002, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro-forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability or, in some circumstances, as an asset, with many such financial instruments having been previously classified as equity. We adopted SFAS No. 150 on July 1, 2003. The adoption of SFAS No. 150 did not have a material impact on our financial condition or results of operations.

In November 2002, the FASB issued Financial Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation expands on the accounting guidance of SFAS 5, Accounting for Contingencies, SFAS 57, Related Party Disclosures, and SFAS 107, Disclosures about Fair Value of Financial Instruments, and incorporates without change the provisions of FIN 34, Disclosure of Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS No. 5, which is being superseded. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees, such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. FIN 45 will be effective to the Company on a prospective basis to guarantees issued or modified after December 31, 2002. The Company believes that the adoption of this standard will have no material impact on its financial statements.

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In January 2003, the Financial Accounting Standards Board issued FASB Financial Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). Under that interpretation, certain entities known as "Variable Interest Entities" ("VIE") must be consolidated by the "primary beneficiary" of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIE's in which a significant (but not majority) variable interest is held, certain disclosures are required. FIN 46 requires disclosure of Variable Interest Entities in financial statements issued after January 31, 2003, if it is reasonably possible that as of the transition date: (1) the Company will be the primary beneficiary of an existing VIE that will require consolidation or, (2) the Company will hold a significant variable interest in, or have significant involvement with, an existing VIE. Any VIEs created after January 31, 2003, are immediately subject to the consolidation guidance in FIN 46. The measurement principles of this interpretation will be effective for the Company's 2003 financial statements. The Company does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46.

In November 2002, the "EITF" reached a consensus on EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF 00-21 establishes criteria for whether revenue on a deliverable can be recognized separately from other deliverables in a multiple deliverable arrangement. The criteria consider whether the delivered item has stand-alone value to the customer, whether the fair value of the delivered item can be reliably determined and the rights of returns for the delivered item. EITF 00-21 is effective for revenue agreements entered into in fiscal years beginning after June 15, 2003 with early adoption permitted. The Company believes that the adoption of this standard will have no material impact on its financial statements.

NOTE 2. ACCOUNTS RECEIVABLE

Accounts receivable and allowance for doubtful accounts consist of the following at December 31,

                                                       2003         2002
                                                   ________     ________

         Accounts Receivable                       $162,859     $111,163

         Less: allowance for doubtful accounts       (1,945)      (7,500)
                                                   ________     ________
                                                   $160,914     $103,663
                                                   ========     ========


NOTE 3. FIXED ASSETS

Fixed assets and accumulated depreciation consists of the following at December 31,

                                                       2003         2002
                                                   ________     ________

         Equipment                                 $ 19,308     $      0

         Accumulated                                 (1,213)           0
                                                   ________     ________
                                                   $ 18,095     $      0
                                                   ========     ========

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 4. GOODWILL AND INTANGIBLE ASSETS

As described in Note 1, goodwill and intangible assets were purchased with the acquisition of GlobalTech Leasing, Inc. The purchase price allocation at fair market values included values assigned to intangible assets and a portion allocated to goodwill. The company has determined that the intangibles purchased have an indefinite useful life. The provisions of SFAS No. 142 require the completion of an annual impairment test with any impairments recognized in current earnings. The acquisition closed on December 29, 2003, and it was determined that no impairment to the assigned values had occurred. The Company's intangible assets and accumulated amortization consisted of the following:


                                    2003                          2002
                         ___________________________     ______________________
                                        Accumulated                Accumulated
                           Gross        Amortization     Gross     Amortization
                         __________     ____________     _____     ____________

     Merchant list       $1,500,000         $  0         $  0          $  0
     Tradename              500,000
     Internet Domain         50,000            0            0             0
                         __________         ____         ____          ____
                         $2,050,000         $  0         $  0          $  0
                         ==========         ====         ====          ====

     Goodwill            $2,685,213         $  0         $  0          $  0
                         ==========         ====         ====          ====


NOTE 5. ACCRUED EXPENSES

Accrued expenses consist of the following at December 31,


                                                   2003         2002
                                               ________     ________

     Wages payable                             $275,375     $  5,695
     Accrued expenses                            97,829       15,957
     Lease funding payable                       85,182            0
     Taxes payable                               38,836          200
                                               ________     ________
                                               $497,222     $ 21,852
                                               ========     ========


NOTE 6. STOCKHOLDERS' EQUITY

The authorized common stock of the Company consists of 100,000,000 shares of common shares with par value of $0.0005 and 10,000,000 shares of serial preferred stock. The company has stock issued and outstanding on December 31, 2003 and December 31, 2002 of 12,630,250 and 7,000,000, respectively. The
Company has not issued any preferred stock.

On January 16, 2003, a "Plan and Agreement of Reorganization" was entered into between International Card Establishment, Inc. ("ICE Nevada"), a Nevada corporation and iNetEvents, Inc, a Delaware company (INET Delaware). The Company issued fourteen millions (14,000,000) shares of common stock in exchange of 100% of the shares of ICE Nevada. The 14,000,000 shares represent 54.0% of the outstanding stock of the Company,

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 6. STOCKHOLDERS' EQUITY (CONTINUED)

establishing a change in control of the Company. It is the intention of the Company and ICE Nevada that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended. The Company closed the transaction on July 18, 2003. The transaction is accounted for as a reverse acquisition with International Card Establishment, Inc. the surviving registrant. For accounting purposes, International Card Establishment has been treated as the accounting acquirer and, accordingly, is presented as the continuing entity. The historical financial statements are those of International Card Establishment. INetEvents, Inc. changed its name to International Card Establishment, which is the legal entity going forward and is referred to hereafter as the "Company." The trading symbol has been changed from IEVT to ICRD.

On July 30, 2003, the Company's shareholders approved a reverse split of its common stock at one share for every two shares of the existing stock. The number of common stock shares outstanding decreased from 25,520,500 to 12,630,250. Prior period information has been restated to reflect the stock split.

On January 15, 2003, the Company entered into a binding letter of intent with GlobalTech Leasing, a California corporation. GTL provides lease funding for equipment supplied by the Company to its customers, as well as numerous other unrelated merchant service providers. On December 15, 2003, the Company entered into a "Plan and Agreement of Reorganization" with GTL and closed the transaction on December 29, 2003. The Company is to issue five million (5,000,000) shares of common stock in exchange of 100% of the shares of GTL. It is the intention of the Company and GTL that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended. The shares were issued in 2004. The shares are included in the determination of computing earnings per share.

On October 15, 2003, the Company approved a private placement of Common Stock in accordance with Delaware General Corporation Law. The placement was to sell through a purchase agreement up to 2,857,143 shares at $0.70 per share. As of December 31, 2003, subscriptions for 375,857 shares were sold for $263,100. The shares were issued in 2004. As all rights and obligations for the shares were completed, the shares are included in the determination of computing earnings per share.

NET LOSS PER COMMON SHARE

Net loss per share is calculated in accordance with SFAS No. 128, "EARNINGS PER SHARE." The weighted-average number of common shares outstanding during each period is used to compute basic loss per share. Diluted loss per share is computed using the weighted averaged number of shares and dilutive potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net loss per common share is based on the weighted average number of shares of common stock outstanding. Weighted average number of shares outstanding for the year ended December 31, 2003 and period ended December 31, 2002 was 9,716,250 and 7,000,000, respectively. As of December 31, 2003 the Company had no dilutive potential common shares.

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 7. INCOME TAXES

The provision for income taxes is composed of the following:


                                         2003       2002
                                    _________     ______

     Federal                        $ (83,000)    $    0

     State                            (31,000)         0
                                    _________     ______

     Total deferred tax asset       $(114,000)    $    0
                                    =========     ======


The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

The provision for income taxes is composed of the following:


                                                  2003        2002
                                             _________     _______

     Income tax at the federal statutory
        rate of 35 percent                   $(191,210)    $(6,096)
     State, net of federal benefit             (31,391)     (1,000)
     Nondeductible accruals and other            6,296           0
     Change in valuation allowance             102,305       7,096
                                             _________     _______
     Total provision for income taxes        $(114,000)    $     0
                                             =========     =======


NOTE 8. BUSINESS COMBINATIONS

Acquisition of iNetEvents. "Pursuant to a "Plan and Agreement of Reorganization" with iNetEvents, a Delaware corporation, the Company exchanged all issued and outstanding stock for fourteen millions (14,000,000) shares of stock of INET. The 14,000,000 shares represent 54.0% of the outstanding stock of INET, establishing a change in control of the INET. It is the intention of the Company and INET that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended. The Company closed the transaction with INET on July 18, 2003. The transaction is accounted for as a reverse acquisition with International Card Establishment, Inc. the surviving registrant. As a result, International Card Establishment's former stockholders exercised control over INET. The accounting for the merger is identical to that resulting from a reverse merger, except no goodwill or other intangible assets are recorded. For accounting purposes, International Card Establishment has been treated as the accounting acquirer and, accordingly, is presented as the continuing entity. The historical financial statements are those of International Card Establishment. INetEvents, Inc. changed its name to International Card Establishment, Inc., which is the legal entity going forward and is referred to hereafter as the "Company."

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 8. BUSINESS COMBINATIONS (CONTINUED)

Acquisition of GlobalTech Leasing, Inc. On January 15, 2003, the Company entered into a binding letter of intent with GlobalTech Leasing, a California corporation. GTL provides lease funding for equipment supplied by the Company to its customers, as well as numerous other unrelated merchant service providers. On December 15, 2003, the Company entered into a "Plan and Agreement of Reorganization" with GTL and closed the transaction on December 29, 2003. The Company is to issue five million (5,000,000) shares of common stock in exchange of 100% of the shares of GTL. It is the intention of the Company and GTL that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended. The shares were issued in 2004. After careful consideration of EIFT 99-12 and in review of the agreements between the company and GTL, it was determined that the measurement date for the transaction was July 21, 2003, the date the transaction was announced.

Under the terms of the acquisition agreement, the Company acquired GTL for $4,520,000 in consideration, comprising of 5,000,000 shares of common stock having a fair value of $4,520,000. The shares issued were valued based on a price per share of $0.904 that reflects the weighted-average closing price of the Company during a five day period two, days prior to, the day of, and the two days following the July 21, 2003 measurement date.

Purchase price allocation. The allocation of purchase accounting under SFAS No. 141 requires that the total purchase price be allocated to the fair value of the assets acquired and liabilities assumed based on their fair values at the acquisition date. The amounts assigned to each major asset and liability category as of December 29, 2003 is as follows:


     Current assets                       $     116,740
     Fixed assets                                 7,000
     Intangible assets                        2,050,000
     Goodwill                                 2,685,213
     Related party receivables, net              39,966
     Liabilities                               (378,919)
                                          _____________

     Net assets acquired                  $   4,520,000
                                          =============


UNAUDITED PRO FORMA OPERATING RESULTS

The accompanying unaudited pro forma operating results are prepared as if the acquisitions had occurred at the beginning of the respective periods. The results have been adjusted for the elimination of intercompany transactions

The pro forma operating results may not be indicative of the actual results of operations that would have occurred had the acquisition been consummated on the dates indicated and there can be no assurance that the foregoing results will be obtained. In particular, the pro forma condensed combined financial statements are based on management's current estimates of the exchange agreement. The actual results may differ.

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 8. BUSINESS COMBINATIONS (CONTINUED)


                                                          2003            2002
                                                   ___________     ___________

Revenues                                           $10,208,436     $ 8,291,713
Less:  sales returns and allowances                   (114,347)        (41,650)
                                                   ___________     ___________
Net revenue                                        $10,094,089     $ 8,250,063

Cost of revenues                                   $ 8,642,966     $ 7,348,008
                                                   ___________     ___________

Gross margin                                       $ 1,451,123     $   902,055

Operating, general and administrative expenses     $ 2,014,043     $ 1,048,964
Depreciation                                             3,434           2,180
                                                   ___________     ___________
         Net operating loss                        $  (566,354)    $  (149,089)

Non-operating expenses                                  (5,718)           (35)
                                                   ___________     ___________

Net loss, before taxes                             $  (572,072)    $  (149,124)
Provision for income taxes                            (119,000)        (26,200)
                                                   ___________     ___________
Net loss, before taxes                             $  (453,072)    $  (122,924)
                                                   ===========     ===========

Net loss per share, basic and diluted              $     (0.04)    $     (0.01)
                                                   ===========     ===========

Weighted average number of shares                   12,315,195      12,000,000
                                                   ===========     ===========


NOTE 9. COMMITMENTS AND CONTINGENCIES

On October 1, 2002, the Company entered into a five-year software license agreement for software pertaining to the gift and loyalty program. License fees are $400 per month for the first two years, with the final three years to be renegotiated in 2004. Minimum licensing payments due are:


     2004             $  4,800
     2005                4,800
     2006                4,800
     2007                3,600
     2008                    0
                      ________
                      $ 18,000

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company leases furnished office space on a month-to-month basis for $13,018 per month. GTL leases office space on a month-to-month basis for $2,378 per month. The company also leases office equipment on a monthly basis at nominal amounts. Total lease costs in the years ended December 31, 2003 and 2002 were $121,537 and $25,783, respectively.

The Company entered into a "Web Site Maintenance Agreement" with Usestore Worldwide, LLC ("USE") to provide web site hosting, maintenance services, and management and customer support services for Usestore customers. This agreement is effective from October 1, 2002 through September 30, 2007.

NOTE 10. RELATED PARTY TRANSACTIONS

The President is the controlling shareholder of Cardservice Tri-County (CST); GlobalTech Leasing ("GTL"), a company that finances leased equipment to merchant customers; and Worldwide Gift and Loyalty, Inc. ("WGL"), which licenses gift and loyalty software used by the Company in its gift and loyalty program. Transactions and balances related to CST, GTL, and WGL are the following:


     Account                                    2003           2002
     ______________________________________________________________

     Revenues                              $ 321,611       $ 87,584
     Cost of sales                             4,800          1,200
     Other expenses                                0            939

     Accounts receivable                      32,252         87,673
     Allowance for doubtful accounts             757          2,404
     Accounts payable                         61,769          4,228


Amounts due to and from related parties are interest free and paid in the normal course of business.



                     INTERNATIONAL CARD ESTABLISHMENT, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                               SEPTEMBER 30, 2004

                           CONSOLIDATED BALANCE SHEETS

                                                                            September 30,      December 31,
                                                                                     2004              2003
                                                                            _____________      ____________
                                                                             (unaudited)

ASSETS

CURRENT ASSETS
     Cash                                                                    $  1,531,918       $    12,408
     Accounts receivable, trade, net of allowance                                 412,508           160,914
     Inventory                                                                    142,886            12,832
     Other receivables                                                          1,321,163           233,016
        Prepaid assets                                                             25,822             8,347
                                                                             ____________       ___________
                   Total current assets                                         3,434,297           427,517
                                                                             ____________       ___________

OFFICER RECEIVABLE                                                                      0            44,967
FIXED ASSETS, Net                                                                 184,961            18,095
INTANGIBLE ASSETS                                                               2,050,000         2,050,000
GOODWILL                                                                        8,737,698         2,685,213
DEPOSITS                                                                           17,551                 -
DEFERRED INCOME TAXES                                                             994,000           114,000
                                                                             ____________       ___________

                   Total assets                                              $ 15,418,507       $ 5,339,792
                                                                             ============       ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Outstanding checks in excess of bank balance                            $          0       $   132,596
     Accounts payable                                                             462,794           256,224
     Accrued expenses                                                             829,534           497,222
     Notes payable                                                                  3,596
     Notes payable, related parties                                             1,007,246            78,650
     Due to related party                                                               0            70,000
                                                                             ____________       ___________

            Total current liabilities                                        $  2,303,170       $ 1,034,692

LONG-TERM DEBT, RELATED PARTIES                                              $  1,297,225       $         -
                                                                             ____________       ___________

                   Total liabilities                                         $  3,600,395       $ 1,034,692


STOCKHOLDERS' EQUITY
     Preferred stock:  $.0005 par value; authorized 5,000,000 shares;
        issued and outstanding:  30,000  and no shares at
        September 30, 2004 and December 31, 2003                             $         15       $         -
     Common stock: $.0005 par value; authorized 100,000,000 shares;
        issued and outstanding: 28,408,150 and 12,630,250 shares
        at September 30, 2004 and December 31, 2003, respectively            $     14,204       $     6,315
     Common stock subscribed, 0 and 375,857 shares
        at September 30, 2004 and December 31, 2003, respectively                       0           263,100
     Common stock to be issued in acquisition of GlobalTech
        Leasing, Inc., 5,000,000 shares at December 31, 2003                            0         4,520,000
     Additional paid-in capital                                                13,610,641                 0
     Accumulated deficit                                                       (1,806,748)         (484,315)
                                                                             ____________       ___________
            Total stockholders' equity                                       $ 11,818,112       $ 4,305,100
                                                                             ____________       ___________

                   Total liabilities and
                   stockholders' equity                                      $ 15,418,507       $ 5,339,792
                                                                             ============       ===========

          See Accompanying Notes to Consolidated Financial Statements.




             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                             Three months ended                  Nine months ended
                                                       September 30,     September 30,    September 30,     September 30,
                                                                2004              2003             2004              2003
                                                       _____________     _____________    _____________     _____________

Sales of leases                                          $ 3,099,257      $         0       $ 8,689,440      $         0
Merchant services revenues                                   710,242          246,466         2,183,905          817,014
Less:  sales returns and allowances                          (49,107)         (15,851)         (192,037)         (55,742)
                                                         ___________      ___________       ___________      ___________
   Net revenue                                           $ 3,760,392      $   230,615       $10,681,308      $   761,272


Cost of revenue
   Cost of leases                                        $ 2,810,736      $         0       $ 7,956,865      $         0
   Commissions                                               174,590           32,841           444,878           99,493
   Cost of sales                                             210,885           49,980           608,180          149,468
   Other                                                      24,826              295            80,016              695
                                                         ___________      ___________       ___________      ___________
           Cost of revenue                                 3,221,037           83,116         9,089,939          249,656

           Gross profit                                  $   539,355      $   147,499       $ 1,591,369      $   511,616
                                                         ___________      ___________       ___________      ___________


Operating, general, and administrative expenses
   General, administrative and selling expenses          $ 1,123,773      $   238,784       $ 3,768,832      $   819,710
   Depreciation and amortization                               8,677              422            11,791              674
                                                         ___________      ___________       ___________      ___________
           Total operating, general, and
           administrative expenses                       $ 1,132,450      $   239,206       $ 3,780,623      $   820,384
                                                         ___________      ___________       ___________      ___________


           Net operating loss                            $  (593,095)     $   (91,707)      $(2,189,254)     $  (308,768)

Non-operating income (expense)
   Interest income                                             1,642                0             2,464               0
   Interest expense                                          (12,229)            (654)          (15,643)            (659)
                                                         ___________      ___________       ___________      ___________

   Net loss before income taxes                          $  (603,682)     $   (92,361)      $(2,202,433)     $  (309,427)

   Benefit from income taxes                                (241,000)               0          (880,000)               0
                                                         ___________      ___________       ___________      ___________

   Net loss                                              $  (362,682)     $   (92,361)      $(1,322,433)     $  (309,427)
                                                         ===========      ===========       ===========      ===========

   Net loss per share, basic
   and diluted                                           $     (0.01)     $     (0.01)      $     (0.06)     $     (0.04)
                                                         ===========      ===========       ===========      ===========


   Average number of shares
   of common stock outstanding                            24,563,483       11,528,675        21,219,733        8,526,147
                                                         ===========      ===========       ===========      ===========


          See Accompanying Notes to Consolidated Financial Statements.




             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)


                             Preferred Stock      Common Stock       Additional      Common       Common
                             _______________  ____________________      Paid In       Stock    Stock for  Accumulated
                             Shares   Amount    Shares     Amount       Capital  Subscribed  Acquisition      Deficit      Total
                             _______________  ____________________   __________  __________  ___________  ___________   ___________

Balance, December 31, 2002        0   $    0   7,000,000   $ 3,500   $   16,500  $        0  $         0  $   (17,416)  $     2,584

Contribution of Capital by
  Shareholders                                                           60,000                                              60,000
Recapitalization of common
  stock in connection with
  merger, iNetEvents, Inc.                     5,630,250     9,130      (82,815)                              (34,003)     (107,688)
July 30, 2003 reverse
  stock split 1:2 shares                                    (6,315)       6,315                                                   0

Net loss, September 30,
  2003                                                                                                       (309,427)     (309,427)
                             ______   ______  __________   _______   __________  __________  ___________  ___________   ___________

Balance, September 30,
  2003                            0   $    0  12,630,250   $ 6,315   $        0  $        0  $         0  $  (360,846)  $  (354,531)
                             ======   ======  ==========   =======   ==========  ==========  ===========  ===========   ===========




Balance, December 31, 2003            $       12,630,250   $ 6,315   $        0  $  263,100  $ 4,520,000  $  (484,315)  $ 4,305,100

Issued common stock
  subscribed from 2003                           375,857       188      262,912    (263,100)                                      0
Issued stock in acquisi-
  tion of GlobalTech
  Leasing, Inc.                                5,000,000     2,500    4,517,500               (4,520,000)                         0
Issued stock through
  private placement                              885,141       442      604,144                                             604,586
Issued stock for services
  and payment of debt                            120,000        60      131,440                                             131,500
Issued stock through
  private placement                            4,415,076     2,208    2,779,292                                           2,781,500
Issuance of stock in
  acquisition of NEOS
  Merchant Solutions                           4,981,826     2,491    2,777,368                                           2,779,859
Issuance of preferred
  shares                     30,000       15                          2,537,985                                           2,538,000

Net loss, September 30,
  2004                                                                                                     (1,322,433)   (1,322,433)
                             ______   ______  __________   _______   __________  __________  ___________  ___________   ___________

                             30,000   $   15  28,408,150   $14,204  $13,610,641  $        0  $         0  $(1,806,748)  $11,818,112
                             ======   ======  ==========   =======   ==========  ==========  ===========  ===========   ===========

See Accompanying Notes to Consolidated Financial Statements.




             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                         Nine Months Ended September 30,
                                                                         _______________________________
                                                                                  2004           2003
                                                                           ___________      _________

Cash Flows From
Operating Activities
    Net loss                                                               $(1,322,433)     $(309,427)
    Adjustments to reconcile net loss to cash used in operating activities:
    Depreciation                                                                11,791            674
    Provision for income taxes                                                (880,000)             0
    Allowance for doubtful accounts                                             14,811         (5,685)
Changes in assets and liabilities
    (Increase) decrease in accounts receivable                                (156,953)        58,437
    Increase in inventory                                                      (22,657)        (4,650)
    Increase in other receivables                                             (126,133)        (4,863)
    Increase in prepaid expenses                                               (12,293)         6,177
    Increase (decrease) in bank overdraft                                     (132,596)        16,305
    Increase (decrease) in accounts payable                                   (157,211)        23,963
    Increase in accrued expenses                                               122,109        101,810
                                                                           ___________      _________

         Net cash provided by (used in) operating activities               $(2,661,565)     $(117,259)
                                                                           ___________      _________

Cash Flows From Investing Activities
Acquisition of iNetEvents, Inc., net of cash related assets                $         -      $  (6,186)
Acquisition of NEOS, net of each related assets                               (433,246)             -
Purchase of equipment                                                          (29,232)        (5,309)
                                                                           ___________      _________

         Net cash used in investing activities                             $  (462,478)     $ (11,495)
                                                                           ___________      _________

Cash Flows From Financing Activities
    Related party receivables, net                                         $   (25,033)     $  70,000
    Payments on related party notes payable                                   (520,000)             -
    Contribution of capital                                                          0         60,000
    Proceeds from common stock                                               5,188,586              -
                                                                           ___________      _________

         Net cash provided by financing activities                         $ 4,643,553      $ 130,000
                                                                           ___________      _________

         Net increase in cash                                              $ 1,519,510      $   1,246

Cash, beginning of period                                                  $    12,408      $       0
                                                                           ___________      _________

Cash, end of period                                                        $ 1,531,918      $   1,246
                                                                           ===========      =========

Supplemental Information

Interest Paid                                                              $     3,414
Acquisition of iNetEvents, Inc. by issuance
    of 5,630,244 shares of common stock                                                     $(107,688)
Notes payable issued in acquisition of NEOS Merchant Solutions, Inc.       $ 2,297,225
Acquisition of NEOS Merchant Solutions, Inc. issuance of
    4,981,826 shares of common stock                                       $ 2,779,859
Receivable from sale of preferred stock                                    $   867,000


          See Accompanying Notes to Consolidated Financial Statements.


             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The consolidated financial statements have been prepared by International Card Establishment pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, include all adjustments necessary for a fair statement of the consolidated results of operations, financial position and cash flows for each period presented. The consolidated results for interim periods are not necessarily indicative of results for the full year. These financial results should be read in conjunction with International Card Establishment's Form 10-K for the year ended December 31, 2003. We have reclassified certain prior period amounts to conform to our current presentation.

NATURE OF BUSINESS:
International Card Establishment, Inc. ("Company") was organized July 26, 2002 under the laws of the State of Nevada. Operations of the Company began in October 2002.

As further discussed in Note 8, the Company agreed to a reorganization with iNetEvents ("INET"), a Delaware corporation. The Company exchanged all issued and outstanding stock for fourteen million (14,000,000) shares of stock of INET. The Company closed the transaction with INET on July 18, 2003. The transaction is accounted for as a reverse acquisition with International Card Establishment, Inc. the surviving registrant. As a result, International Card Establishment's former stockholders exercised control over INET. The transaction is a capital transaction where INET is treated as a non-business entity. Therefore, the accounting for the merger is identical to that resulting from a reverse merger, except no goodwill or other intangible assets are recorded. For accounting purposes, International Card Establishment has been treated as the accounting acquirer and, accordingly, is presented as the continuing entity. The historical financial statements are those of International Card Establishment. INetEvents, Inc. changed its name to International Card Establishment, which is the legal entity going forward and is referred to hereafter as the "Company."

In order for the International Card Establishment to properly account for the issued and outstanding shares of common stock, International Card Establishment effectively received a 1 for 2 reverse split contemporaneously with the merger. Accordingly, the accompanying consolidated financial statements have been retroactively restated to reflect the 1 for 2 reverse stock split as if it occurred as of International Card Establishment's date of inception.

On January 15, 2003, the Company entered into a binding letter of intent with GlobalTech Leasing ("GTL"), a California corporation. GTL provides lease funding for equipment supplied by the Company to its customers, as well as numerous other unrelated merchant service providers. On December 15, 2003, the Company entered into a "Plan and Agreement of Reorganization" with GTL and closed the transaction on December 29, 2003. The Company issued five million (5,000,000) shares of common stock in exchange of 100% of the shares of GTL. It is the intention of the Company and GTL that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended.

On September 9, 2004, the Company completed an Agreement and Plan of Merger with NEOS Merchant Solutions, Inc. ("NEOS"), a California corporation. NEOS provides smart card loyalty programs in an integrated vertical system for its customers, as well as other electronic payment services. The Company issued four million, nine hundred eighty-one thousand, eight hundred twenty-six (4,981,826) shares of common stock and $2,297,225 in notes payable in exchange of 100% of the shares of NEOS. It is the intention of the Company and NEOS that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended.

             INTERNATIONAL CARD ESTABLISHMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

International Card Establishment, Inc. a Nevada Corporation, INET, NEOS and GTL are wholly owned subsidiaries of the Company. Accordingly, the accompanying financial statements include the results of International Card Establishment for all periods presented and the results of INET, NEOS and GTL from the date of the acquisitions.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated.

BUSINESS OPERATIONS
The Company is a provider of diversified products and services to the electronic transaction processing industry, offering merchant accounts for the acceptance and processing of credit and debit cards, as well as a proprietary "smart card" based gift and loyalty program. The Company's Merchant Card Services division, establishes "merchant accounts" for businesses that enable those businesses to accept credit cards, debit cards, and other forms of electronic payments from their customers; supplies the necessary card readers and other point-of-sale transaction systems; facilitates processing for the accounts; and, provides e-commerce solutions. Through its NEOS Subsidiary and WorldWide Gift & Loyalty division, ICE also markets a proprietary "Smart Card"-based system that enables merchants to economically offer store-branded gift and loyalty cards - one of the fastest growing product categories in the industry. GTL is an equipment leasing firm that specializes in financing point-of-sale transaction systems.card" based gift and gift and loyalty program.

A SUMMARY OF THE COMPANY'S SIGNIFICANT ACCOUNTING POLICIES IS AS FOLLOWS:

ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH
For the Statements of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of September 30, 2004 and December 31, 2003.

INCOME TAXES
Income taxes are provided for using the liability method of accounting in accordance with SFAS No. 109 "ACCOUNTING FOR INCOME TAXES." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND LONG-LIVED ASSETS
In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after September 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value.

The Company recorded intangible assets and goodwill in the acquisition of GlobalTech Leasing, Inc. Goodwill is the excess of the acquisition costs of the acquired entity over the fair value of the identifiable net assets acquired. The Company is required to test goodwill and intangible assets that are determined to have an indefinite life for impairment at least annually. The provisions of SFAS No. 142 require the completion of an annual impairment test with any impairments recognized in current earnings.

The FASB also recently issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and portions of Accounting Principles Bulletin Opinion 30, "Reporting the Results of Operations." This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. This Standard also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required. The provisions of this Standard are not expected to have a significant effect on the Company's financial position or operating results.

REVENUES
The Company provides merchant services and customer support for merchants and other Merchant Services providers. Revenues are recognized as customer services are provided.

The Company provides merchant services to customers for acceptance and processing of electronic payments, and the sales and leasing of related equipment used for the processing of electronic payments. Credit card processing fees are recognized as incurred. Sales and cost of sales of equipment are recognized when the equipment is provided and the customer accepts responsibility for the payment of the equipment. Lease income is recognized on a monthly basis as incurred. For leasing of merchant processing equipment, an allowance of 25% of the current month's leases is recorded. Each month, the allowance is reconciled against collections, recording actual losses to sales allowances.

                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company provides web hosting services, merchant services, and customer support for Usestore Worldwide, LLC ("USE") internet customers. Maintenance fees are recognized as incurred. An allowance of 25% of the current month's maintenance fees is recorded. Each month, the allowance is reconciled against collections, recording actual losses to sales allowances.

The Company, through the acquisition of GTL acquires leases from Independent Sales Organizations (ISO) that sells merchant services to customers. GTL packages and resells the leases to financing institutions for administration of the leases. Revenue is recognized upon approval of the sales agreement and shipment of equipment by the ISO. Leases not accepted by the financing institutions are recovered from the ISO, or may be processed in house.

ADVERTISING
Advertising costs are charged to operations as incurred. Advertising costs for the three months ended September 30, 2004 and 2003 were $39,174 and $11,558, respectively and for the nine months ended September 30, 2004 and 2003 were $162,681 and $30,351, respectively.

NEW ACCOUNTING PRONOUNCEMENTS
In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). Under that interpretation, certain entities known as "Variable Interest Entities" ("VIE") must be consolidated by the "primary beneficiary" of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIE's in which a significant (but not majority) variable interest is held, certain disclosures are required. FIN 46 requires disclosure of Variable Interest Entities in financial statements issued after January 31, 2003, if it is reasonably possible that as of the transition date: (1) the Company will be the primary beneficiary of an existing VIE that will require consolidation or, (2) the Company will hold a significant variable interest in, or have significant involvement with, an existing VIE. Any VIEs created after January 31, 2003, are immediately subject to the consolidation guidance in FIN 46. The measurement principles of this interpretation will be effective for the Company's 2003 financial statements. The Company does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149 (SFAS 149), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends SFAS 133 to provide clarification on the financial accounting and reporting for derivative instruments and hedging activities and requires similar accounting treatment for contracts with comparable characteristics. We do not believe the adoption of SFAS 149, effective primarily for contracts entered into or modified after September 30, 2003 and for hedging relationships designated after September 30, 2003, will have a material effect on our financial statements.

                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 (SFAS 150), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 addresses financial accounting and reporting for certain financial instruments with characteristics of both liabilities and equity. This statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. As required by SFAS 150, we will adopt this new accounting standard effective July 1, 2003. We do not believe the adoption of SFAS 150 will have a material impact on our financial statements.

In November 2003, the EITF reached a consensus on Issue 03-01, THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS (EITF 03-01). EITF 03-01 establishes additional disclosure requirements for each category of FAS 115 investments in a loss position. Effective for years ending after December 15, 2003, companies must disclose the aggregate amount of unrealized losses, and the aggregate related fair value of their investments with unrealized losses. Those investments are required to be segregated by those in a loss position for less than 12 months and those in a loss position for greater than 12 months. Additionally, certain qualitative disclosures should be made to clarify a circumstance whereby an investment's fair value that is below cost is not considered other-than-temporary. The provisions of this consensus do not have a significant effect on our financial position or operating results.

In November 2003, the EITF reached a consensus on Issue 03-10, APPLICATION OF EITF 02-16 BY RESELLERS TO SALES INCENTIVES OFFERED TO CONSUMERS BY MANUFACTURERS, addressing how a reseller is to account for the redemption of a manufacturer's coupon by a consumer at the reseller's location (EITF 03-10). EITF 03-10 eliminates the option that permitted resellers to report the value of the consideration received as a reduction in costs of goods sold, but rather mandates that it be recorded as revenue. EITF 03-10 is applicable to new arrangements, including modifications to existing arrangements, entered into in fiscal periods beginning after November 25, 2003. The provisions of this consensus do not have a significant effect on our financial position or operating results.

NOTE 2.  ACCOUNTS RECEIVABLE

Accounts receivable and allowance for doubtful accounts consist of the following:

                                          September 30,    December 31,
                                                  2004             2003
                                          _____________    ____________

Accounts Receivable                       $     429,264    $    162,859

Less: allowance for doubtful accounts           (16,756)         (1,945)
                                          _____________    ____________
                                          $     412,508    $    160,914
                                          =============    ============

                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 3.  FIXED ASSETS

Fixed assets and accumulated depreciation consists of the following:

                               September 30,     December 31,
                                        2004             2003
                               _____________     ____________

Equipment                      $     197,965     $     19,308

Accumulated Depreciation             (13,004)          (1,213)
                               _____________     ____________
                               $     184,961     $     18,095
                               =============     ============


NOTE 4.  GOODWILL AND INTANGIBLE ASSETS

As described in Note 1, goodwill and intangible assets were purchased with the acquisitions of GlobalTech Leasing, Inc. and NEOS Merchant Solutions Inc. The purchase price allocation at fair market values included values assigned to intangible assets and a portion allocated to goodwill. The company has determined that the intangibles purchased have an indefinite useful life. The provisions of SFAS No. 142 require the completion of an annual impairment test with any impairments recognized in current earnings. The Company has determined that no impairment to the assigned values had occurred at September 30, 2004 and December 31, 2003. The Company's intangible assets and accumulated amortization consisted of the following:


                        September 30, 2004               December 31, 2003
                    ___________________________     ___________________________
                                    Accumulated                    Accumulated
                         Gross     Amortization          Gross     Amortization
                    __________     ____________     __________     ____________
Merchant list       $1,500,000         $  0         $1,500,000         $  0
Tradename              500,000            0            500,000            0
Internet Domain         50,000            0             50,000            0
                    __________         ____         __________         ____
                    $2,050,000         $  0         $2,050,000         $  0
                    ==========         ====         ==========         ====

Goodwill            $8,737,698         $  0         $2,685,213         $  0
                    ==========         ====         ==========         ====



NOTE 5.  ACCRUED EXPENSES

Accrued expenses consist of the following:

                            September 30,     December 31,
                                     2004             2003
                            _____________     ____________

Wages payable               $     454,168     $    275,375
Accrued expenses                  119,615           97,829
Lease funding payable             204,853           85,182
Taxes payable                      50,898           38,836
                            _____________     ____________
                            $     829,534     $    497,222
                            =============     ============

                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 6.  NOTES PAYABLES

Notes payable consist of the following:

                                               September 30,     December 31,
                                                        2004             2003
                                               _____________     ____________

Notes payable, to acquire computer
    equipment                                  $       3,596     $          0
                                               =============     ============

Notes payable, at 10% interest, to related
    parties in iNetEvents, Inc., due on
    demand                                     $      58,650     $     78,650
Notes payable, at 1.23% interest, to
    related parties in NEOS acquisition,
    payable in $25,000 installments                  248,596                0
Note payable, at 8% interest, to related
    party in Neos acquisition, due on
    December 31, 2004                                200,000                0
Note payable, at 8% interest, to related
    parties in NEOS acquisition, due on
    January 1, 2005                                  500,000                0
                                               _____________     ____________

Short term notes payable, related parties      $   1,007,246     $     78,650
                                               =============     ============

Note payable, at 8% interest, to related
    parties in NEOS acquisition, due on
    January 1, 2006                                1,297,225                0
                                               _____________     ____________

Long-term notes payable, related parties       $   1,297,225     $          0
                                               =============     ============

NOTE 7.  STOCKHOLDERS' EQUITY

COMMON STOCK

The authorized common stock of the Company consists of 100,000,000 shares of common shares with par value of $0.0005 and 10,000,000 shares of serial preferred stock. The company has common stock issued and outstanding on September 30, 2004 and December 31, 2003 of 28,408,150 and 12,630,250,
respectively. The Company has preferred stock issued and outstanding on September 30, 2004 and December 31, 2003 of 30,000 and 0, respectively.

On January 16, 2003, a "Plan and Agreement of Reorganization" was entered into between International Card Establishment, Inc. ("ICE Nevada"), a Nevada corporation and iNetEvents, Inc, a Delaware company (INET Delaware). The Company issued fourteen millions (14,000,000) shares of common stock in exchange of 100% of the shares of ICE Nevada. The 14,000,000 shares represent 54.0% of the outstanding stock of the Company, establishing a change in control of the Company. It is the intention of the Company and ICE Nevada that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended. The Company closed the transaction on July 18, 2003. The transaction is accounted for as a reverse acquisition with International Card Establishment, Inc. the surviving registrant. For accounting purposes, International Card Establishment has been treated as the accounting acquirer and, accordingly, is presented as the continuing entity. The historical financial statements are those of International Card Establishment. INetEvents, Inc. changed its name to International Card Establishment, which is the legal entity going forward and is referred to hereafter as the "Company." The trading symbol has been changed from IEVT to ICRD.

                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 7.  STOCKHOLDERS' EQUITY (CONTINUED)

On July 30, 2003, the Company's shareholders approved a reverse split of its common stock at one share for every two shares of the existing stock. The number of common stock shares outstanding decreased from 25,520,500 to 12,630,250. Prior period information has been restated to reflect the stock split.


On January 15, 2003, the Company entered into a binding letter of intent with GlobalTech Leasing, a California corporation. GTL provides lease funding for equipment supplied by the Company to its customers, as well as numerous other unrelated merchant service providers. On December 15, 2003, the Company entered into a "Plan and Agreement of Reorganization" with GTL and closed the transaction on December 29, 2003. The Company issued five million (5,000,000) shares of common stock in exchange of 100% of the shares of GTL. It is the intention of the Company and GTL that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended.

On October 15, 2003, the Company approved a private placement of Common Stock in accordance with Delaware General Corporation Law. The placement was to sell through a purchase agreement up to 2,857,143 shares at $0.70 per share along with warrants to purchase shares at $0.50 per share. As of September 30, 2004 and December 31, 2003, subscriptions for 1,260,998 and 375,857 shares were sold for $867,686 and $263,100. The shares were issued in January and April 2004. Warrants are for one (1) common share of stock for each two (2) shares purchased pursuant to the subscription agreement, exercisable through December 31, 2004.

In 2004, the Company agreed to issue stock for services rendered under consulting agreements. The Company issued 100,000 shares of common stock in compensation of $111,500 of consulting services. The Company also agreed to satisfy debt of $20,000 by the issuance of 20,000 shares.

In April 2004, The Company approved a private placement of Common Stock to raise up to $3,000,000. The Company issued 4,415,076 shares of stock at $0.63 per share. Each share of common stock included A Warrants and B Warrants. One (1) A Warrant will be issued for each two (2) shares of common stock issued. The per A Warrant Share exercise price to acquire a Warrant share is $0.69. A Warrants will be exercisable until the registration statement has been effective for 180 days. One (1) B Warrant will be issued for each one (1) share of common stock issued. The per B Warrant Share exercise price to acquire a Warrant share is $1.00. B Warrants will be exercisable for five years from the Closing Date of the subscription agreement.

On September 9, 2004, the Company completed an Agreement and Plan of Merger with NEOS Merchant Solutions, Inc. ("NEOS"), a California corporation. NEOS provides smart card loyalty programs in an integrated vertical system for its customers, as well as other electronic payment services. The Company issued four million, nine hundred eighty-one thousand, eight hundred twenty-six (4,981,826) shares of common stock and $2,297,225 in notes payable in exchange of 100% of the shares of NEOS. It is the intention of the Company and NEOS that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended.

                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 7.  STOCKHOLDERS' EQUITY (CONTINUED)

PREFERRED STOCK


On September 13, 2004, the Company completed an agreement to sell 30,000 shares of Series A Convertible Preferred Stock at $100 shares for $3,000,000. The shares are convertible to common stock at a ceiling price of $0.47 per share. Each share of preferred stock included 2 sets of Warrants. A total of 1,877,347 warrants have an exercise price to acquire a share of common stock of the Company at $0.75. A total of 1,877,347 warrants have an undetermined exercise price to acquire a share of common stock of the Company. As of September 30, 2004, it was estimated that the exercise price would be approximately $0.47. Both sets of warrants expire on September 13, 2007.

Fees for the issuance of the shares was $462,000 and offset the additional paid in capital recorded in the transaction. The Company received $1,671,000, representing 66% of the purchase price, net of offering expenses. A receivable of $867,000 is recorded in other receivables.

NET LOSS PER COMMON SHARE

Net loss per share is calculated in accordance with SFAS No. 128, "EARNINGS PER SHARE." The weighted-average number of common shares outstanding during each period is used to compute basic loss per share. Diluted loss per share is computed using the weighted averaged number of shares and dilutive potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

NOTE 8.  BUSINESS COMBINATIONS

Acquisition of iNetEvents. "Pursuant to a "Plan and Agreement of Reorganization" with iNetEvents, a Delaware corporation, the Company exchanged all issued and outstanding stock for fourteen millions (14,000,000) shares of stock of INET. The 14,000,000 shares represent 54.0% of the outstanding stock of INET, establishing a change in control of the INET. It is the intention of the Company and INET that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended. The Company closed the transaction with INET on July 18, 2003. The transaction is accounted for as a reverse acquisition with International Card Establishment, Inc. the surviving registrant. As a result, International Card Establishment's former stockholders exercised control over INET. The accounting for the merger is identical to that resulting from a reverse merger, except no goodwill or other intangible assets are recorded. For accounting purposes, International Card Establishment has been treated as the accounting acquirer and, accordingly, is presented as the continuing entity. The historical financial statements are those of International Card Establishment. INetEvents, Inc. changed its name to International Card Establishment, Inc., which is the legal entity going forward and is referred to hereafter as the "Company."

                    INTERNATIONAL CARD ESTABLISHMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 8.  BUSINESS COMBINATIONS (CONTINUED)

Acquisition of GlobalTech Leasing, Inc. On January 15, 2003, the Company entered into a binding letter of intent with GlobalTech Leasing, a California corporation. GTL provides lease funding for equipment supplied by the Company to its customers, as well as numerous other unrelated merchant service providers. On December 15, 2003, the Company entered into a "Plan and Agreement of Reorganization" with GTL and closed the transaction on December 29, 2003. The Company issued five million (5,000,000) shares of common stock in exchange of 100% of the shares of GTL. It is the intention of the Company and GTL that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended. After careful consideration of EIFT 99-12 and in review of the agreements between the company and GTL, it was determined that the measurement date for the transaction was July 21, 2003, the date the transaction was announced.

Under the terms of the acquisition agreement, the Company acquired GTL for $4,520,000 in consideration, comprising of 5,000,000 shares of common stock having a fair value of $4,520,000. The shares issued were valued based on a price per share of $0.904 that reflects the weighted-average closing price of the Company during a five day period two, days prior to, the day of, and the two days following the July 21, 2003 measurement date.

Purchase price allocation. The allocation of purchase accounting under SFAS No. 141 requires that the total purchase price be allocated to the fair value of the assets acquired and liabilities assumed based on their fair values at the acquisition date. The amounts assigned to each major asset and liability category as of December 29, 2003 is as follows:

Current assets                       $     116,740
Fixed assets                                 7,000
Intangible assets                        2,050,000
Goodwill                                 2,685,213
Related party receivables, net              39,966
Liabilities                               (378,919)
                                     _____________

Net assets acquired                  $   4,520,000
                                     =============

On September 9, 2004, the Company completed an Agreement and Plan of Merger with NEOS Merchant Solutions, Inc. ("NEOS"), a California corporation. NEOS provides smart card loyalty programs in an integrated vertical system for its customers, as well as other electronic payment services. The Company issued four million, nine hundred eighty-one thousand, eight hundred twenty-six (4,981,826) shares of common stock and $2,297,225 in notes payable in exchange of 100% of the shares of NEOS. It is the intention of the Company and NEOS that the transaction constitutes a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended.

Under the terms of the acquisition agreement, the Company acquired NEOS for $5,077,084 in consideration, comprising of 4,981,826 shares of common stock having a fair value of $2,779,859 and notes payable due at various times totaling $2,279,223. The shares issued were valued based on a price per share of $0.558 that reflects the weighted-average closing price of the Company during a five-day period two, days prior to, the day of, and the two days following the September 8, 2004 measurement date.

                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 8.  BUSINESS COMBINATIONS (CONTINUED)

Purchase price allocation. The allocation of purchase accounting under SFAS No. 141 requires that the total purchase price be allocated to the fair value of the assets acquired and liabilities assumed based on their fair values at the acquisition date. The amounts assigned to each major asset and liability category as of September 8, 2004 is as follows:

Current assets                    $     388,799
Fixed assets                            149,424
Other assets                             17,551
Goodwill                              6,052,485
Related party notes payable            (953,596)
Liabilities                            (577,579)
                                  _____________

Net assets acquired               $   5,077,084
                                  =============

NOTE 9.  COMMITMENTS AND CONTINGENCIES

On October 1, 2002, the Company entered into a five-year software license agreement for software pertaining to the gift and loyalty program. License fees are $400 per month for the first two years, with the final three years to be renegotiated in 2004. Minimum licensing payments due are:


     2004                         $      1,200
     2005                                4,800
     2006                                4,800
     2007                                3,600
     2008                                    0
                                  ____________
                                  $     14,400

Through NEOS, the Company is engaged in various non-cancelable operating leases for office facilities and equipment. Under the related lease agreements, the Company is obligated to make monthly payments ranging from $55 to $7,800, with expiration dates through December 2007.

Minimum future lease obligations for the five years immediately following the balance sheet date are as follows:

     2004                         $     29,942
     2005                               42,727
     2006                                4,467
     2007                                1,949
                                  ____________

     Total future minimum lease
     commitments                  $     79,085
                                  ============

The Company leases furnished office space on a month-to-month basis for $20,988 per month. GTL leases office space on a month-to-month basis for $2,778 per month. The company also leases office equipment on a monthly basis at nominal amounts. Total lease costs in the three months ended September 30, 2004 and 2003 were $76,266 and $25,536, respectively. Total lease costs in the nine months ended September 30, 2004 and 2003 were $226,119 and $77,024, respectively.

                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company entered into a "Web Site Maintenance Agreement" with Usestore Worldwide, LLC ("USE") to provide web site hosting, maintenance services, and management and customer support services for Usestore customers. This agreement is effective from October 1, 2002 through September 30, 2007

In November 2003, the Company entered into a Binding Letter of Intent with Worldwide Business Services, Inc., dba Cardservice Worldwide (WBSI) to acquire the stock of WBSI. As part of the agreement, ICE agreed to pay certain expenses of WBSI necessary to close the transaction. In May 2004, WBSI vacated the transaction without repaying the Company for the expenses paid. The Company has filed a lawsuit against WBSI and other entities to protect trade secrets and to collect the monies paid for the expenses of WBSI. The Company also claims breach of contract, fraud and deceit, violation of the Uniform Trade Secrets Act, tortuous interference with prospective business advantage and other related causes of action. Initial pleadings were filed, and WBSI has not yet responded. No trial date has been set.

As of September 30, 2004, $312,678 had been paid for the expenses of WBSI. The Company feels confident in the collection of this debt and does not have allowance against the receivable.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

                                TABLE OF CONTENTS



                                                     Page

Prospectus Summary                                     4
Risk Factors                                           6
Use Of Proceeds                                       10
International Card Establishment, Inc.
Market For Common Equity And Related Stockholder
     Matters                                          10
Management's Discussion And Analysis Or Plan Of
     Operation                                        12
Business                                              15
Management                                            21
Certain Relationships And Related Transactions        24     ________________
Security Ownership Of Certain Beneficial Owners
     And Management                                   24        PROSPECTUS
                                                             ________________
Description Of Securities                             25
Plan Of Distribution                                  26
Selling Stockholders                                  27
Legal Matters                                         30
Experts                                               30
Available Information                                 30
Index To Financial Statements                        F-1      December 17, 2004


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


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize International Card to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee                 $   723.73*
Accounting fees and expenses          10,000.00*
Legal fees and expenses               35,000.00*
                                     __________
                         TOTAL       $45,723.73*
                                     ==========


* ESTIMATED

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During fiscal 2003, we have issued the following securities that were not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the exemptions from registration provided in 4(2) of the Securities Act and Regulation D and the other rules and regulations promulgated thereunder. These sales were made without general solicitation or advertising and without the use of an underwriter. Each purchaser was an "accredited investor" or a sophisticated investor with access to all relevant information necessary to evaluate the investment. Each purchaser represented to the Registrant that the shares were being acquired for investment. The certificates and other documentation evidencing the securities issued in connection with these transactions bear a restrictive legend permitting transfer of the securities only upon registration under the Securities Act or pursuant to an exemption from registration.

On January 16, 2003, pursuant to the exemption from registration provided in
Section 4(2) of the Securities Act of 1933 we entered into a Plan and Agreement of Reorganization to acquire all of the issued and outstanding common stock of International Card Establishment, Inc., a Nevada Corporation. In connection with our acquisition of International Card Establishment, Inc., we issued 14,000,000 shares of our common stock to the former stockholders of International Card Establishment, Inc.

On December 15, 2003, pursuant to the exemption from registration provided in
Section 4(2) of the Securities Act of 1933 we entered into a Plan and Agreement of Reorganization to acquire all of the issued and outstanding common stock of GlobalTech Leasing, Inc., a California corporation. In connection with our acquisition of GlobalTech Leasing, Inc., we issued 5,000,000 shares of our common stock to the former stockholders of GlobalTech Leasing, Inc.

Between January 1, 2003, and December 31, 2003, pursuant to the exemption from registration provided in Section 4(2) and 4(6) under the Securities Act of 1933, we sold 375,857 shares of our common stock to subscribers of our private placement at $0.70 per share for total consideration of $263,100.


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


On May 28, 2004, International Card Establishment, Inc. and several accredited institutional investors entered into a Subscription Agreement whereby the investors agreed to purchase an aggregate of 4,415,076 shares of common stock at $0.63 per share for an aggregate purchase price of $2,781,500. In addition, the Investors received (i) one Class A Warrant exercisable at $0.69 per share for each two shares purchased; and (ii) one Class B Warrant exercisable at $1.00 per share for each share purchased. In addition, ICRD paid J.P. Turner & Company, L.L.C., as placement agent, a cash fee of 5% of the purchase price and issued 15 placement agent warrants for each 100 shares issued. The placement agent warrants are exercisable at $0.63 per share and expire in five years. ICRD also paid AKW Consultants a cash finder's fee of 5% of the purchase price and issued 1 finder's warrant for each 10 shares issued. The finder's warrants are exercisable at $0.63 per shares and expire in five years. This prospectus covers the resale by the investors of the above-referenced common stock and common stock underlying the warrants. The issuance of the shares and the warrants was exempt from registration requirements of the Securities Act of 1933 pursuant to
Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the Investors that it was an "accredited investor" (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

Effective September 8, 2004, our company, ICE Sub, Inc., our wholly owned subsidiary and NEOS Merchant Solutions, Inc. finalized an Agreement and Plan of Merger pursuant to which NEOS merged with and into our subsidiary. As a result of the merger, each share of NEOS capital stock outstanding was converted into the right to receive our common shares.

$500,000 in cash was received at closing; $500,000 promissory note due and payable on January 1, 2005; $1,500,000 promissory note due and payable on January 1, 2006; 5,000,000 shares of our common stock; and $1,000,000 assumption of liabilities.

The above-referenced promissory notes bear 8% interest and are convertible at the option of the holder into shares of common stock of ICRD at a 25% discount of the average closing price for the 20 days prior to conversion. The above-referenced promissory note that is due in 2006 will be off-set to the extent the NEOS liabilities are greater than $1,000,000.

On September 13, 2004, we entered into a Subscription Agreement with Mercator Advisory Group LLC and Monarch Pointe Fund Ltd. wherein we sold and issued to the investors an aggregate of (i) 30,000 shares of its Series A Convertible Preferred Stock and (ii) Warrants to acquire not to exceed 1,877,346 shares of common stock.

On December 6, 2004, we closed on an additional financing with Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Robinson Reed, Inc. and Mercator Advisory Group, LLC pursuant to a Subscription Agreement entered into between the Company and the Investors dated as of December 6, 2004, whereby the Investors agreed to purchase an aggregate of 32,000 shares of the Company's Series A Convertible Preferred Stock for an aggregate purchase price of $3,200,000. The Preferred Stock is convertible into shares of the Company's common stock at a conversion price equal to $0.47. In addition, the Investors received an aggregate of 8,010,012 warrants to purchase shares of the Company's common stock at an exercise price of $0.47 for 50% of the Warrants and $0.75 for the remaining 50% of the Warrants.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of International Card or executive officers of International Card, and transfer was restricted by International Card in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "International Card" in this Exhibit List mean International Card Establishment, Inc., a Delaware corporation.


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


EXHIBIT NO. DESCRIPTION

                              PLANS OF ACQUISITION

                      ARTICLES OF INCORPORATION AND BYLAWS


 3.1 Amended and Restated Certificate of Incorporation of International Card Establishment, Inc. (incorporated by reference to the Registrant's Schedule 14C Definitive Information Statement filed with the Commission on October 1, 2003).

 4.1 Amendment to the Certificate of Designation and Rights of Series A Convertible Preferred Stock of ICRD dated as of December 6, 2004 (incorporated by reference to our Form 8-K filed on December 10, 2004).

            OPINION REGARDING LEGALITY

 5.1        Sichenzia Ross Friedman Ference LLP Opinion and Consent
            (filed herewith).

            MATERIAL CONTRACTS

10.1 Subscription Agreement dated as of May 28, 2004 by and among ICRD and the investors identified on the signature pages thereto (incorporated by reference to our Form 8-K filed on June 10, 2004)


10.2 Registration Rights Agreement dated as of May 28, 2004 by and among ICRD and certain initial investors identified on the signature pages thereto. (incorporated by reference to our Form 8-K filed on June 10, 2004)

10.3 Form of Class A Common Stock Purchase Warrant dated as of May 28, 2004 (incorporated by reference to our Form 8-K filed on June 10,
            2004)

10.4 Form of Class B Common Stock Purchase Warrant dated as of May 28, 2004 (incorporated by reference to our Form 8-K filed on June 10,
            2004)

10.5 Form of Placement Agent Common Stock Purchase Warrant dated as of May 28, 2004 (incorporated by reference to our Form 8-K filed on June 10, 2004)

10.6 Form of Finder Common Stock Purchase Warrant dated as of May 28, 2004 (incorporated by reference to our Form 8-K filed on June 10,
            2004)

10.7 Escrow Agreement dated as of May 28, 2004 (incorporated by reference to our Form 8-K filed on June 10, 2004)

10.8        International Card Establishment, Inc. 2003 Stock Option
            Plan (incorporated by reference to the Registrant's Schedule 14C Definitive Information Statement filed with the Commission on October 1, 2003).

10.9 Subscription Agreement dated as of December 6, 2004 by and among ICRD and the investors identified on the signature pages thereto (incorporated by reference to our Form 8-K filed on December 10, 2004).

10.10 Amendment to the Registration Rights Agreement dated as of December 6, 2004 by and among ICRD and the investors identified on the signature pages thereto (incorporated by reference to our Form 8-K filed on December 10, 2004).


            CONSENTS OF EXPERTS AND COUNSEL

23.1        Consent of independent auditors (filed herewith).

23.2        Consent of legal counsel (see Exhibit 5).


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


ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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


                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxnard, State of California on December 17, 2004.

                     INTERNATIONAL CARD ESTBALISHMENT, INC.





                     BY: /s/ WILLIAM LOPSHIRE
                         _______________________________________
                             William Lopshire,
                             Chief Executive Officer, Secretary
                             and Director
                             (Principal Executive Officer)


                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William Lopshire his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:





     SIGNATURE                             TITLE                       DATE



/s/ JONATHAN SEVERN       Chairman of the Board, President    December 17, 2004
_____________________     and Chief Financial Officer
    Jonathan Severn       (Principal Accounting Officer)


/s/ CHARLES SALYER        Director                            December 17, 2004
_____________________
    Charles Salyer


/s/ MICHAEL FISHER        Director                            December 17, 2004
_____________________
    Michael Fisher



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